UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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KEMET CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAKING THE WORLD A BETTER, SAFER, MORE CONNECTED PLACE TO LIVE.

100 YEARS KEMET ESTABLISHED 1919

PROXY STATEMENT

2019 Annual Meeting of Stockholders

July 31, 2019

KEMET Corporation

KEMET Tower
One East Broward Blvd.,
Fort Lauderdale, Florida 33301
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of KEMET Corporation (the “Corporation”) will be held on Wednesday, July 31, 2019, at 10:30 a.m., local time, at KEMET Corporation, KEMET Tower, One East Broward Boulevard, 1st Floor, Fort Lauderdale, Florida, to consider and take action with respect to the following matters:

1)	The election of three directors, each for a three-year term or until his successor is duly elected and qualified.

2)	The ratification of the appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending March 31, 2020.

3)	Advisory approval of the compensation paid to the Corporation’s Named Executive Officers.

4)	The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
Date of mailing and Stockholders of Record: On or about June 18, 2019, we will mail a Notice of Internet Availability of Proxy Materials ("Notice") to the holders of record of the Corporation's Common Stock as of the close of business on June 3, 2019 (the “Record Date”). On the date of the mailing of the Notice, all such stockholders and beneficial owners will have the ability to access the proxy, proxy statement and annual report on a website referred to in the Notice. Holders of record of the Corporation’s Common Stock on the Record Date are entitled to vote on all matters presented at the Annual Meeting and at any adjournments or postponements thereof.
Your vote is extremely important. We appreciate you taking the time to vote promptly. After reading the Proxy Statement, please vote, at your earliest convenience. Your shares cannot be voted unless you (i) vote by Internet, (ii) vote by phone, (iii) request that proxy materials be sent to you by mail that will include a proxy card that you can use to vote by completing, signing and returning the proxy card by mail or (iv) attend the Annual Meeting and vote in person. In addition, your proxy is revocable at any time before it is voted by written notice to the Secretary of the Corporation or by delivery of a later-dated proxy.
Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be held on July 31, 2019
Our Notice of Annual Meeting, Proxy Statement and Annual Report are available at http://www.kemet.com/proxymaterials.
By order of the Board of Directors,
R. James Assaf Secretary
June 18, 2019

KEMET Corporation
KEMET Tower, One East Broward Blvd.,
Fort Lauderdale, Florida 33301
PROXY STATEMENT
2019 Annual Meeting of Stockholders
July 31, 2019

GENERAL INFORMATION

This proxy statement is being furnished to the holders of common stock, par value $0.01 per share (the “Common Stock”), of KEMET Corporation (the “Corporation” or “KEMET”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the “Board of Directors” or “Board”) for the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on July 31, 2019, at KEMET Corporation, KEMET Tower, One East Broward Boulevard, 1st Floor, Fort Lauderdale, Florida, and at any adjournments or postponements thereof.
Internet Access to Proxy Materials / How to Vote
In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, the Corporation furnishes proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of our proxy materials other than as described herein. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet or by phone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting proxy materials included in the Notice.
It is anticipated that the Notice will be sent to stockholders on or about June 18, 2019 to holders of record of Common Stock as of the close of business on June 3, 2019. This proxy statement, the form of proxy relating to the Annual Meeting and our annual report will be made available via the Internet to stockholders on the date that the Notice is first sent.
All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no direction is indicated, the proxies will vote the shares represented thereby FOR the election of each of the directors described herein, FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending March 31, 2020, FOR the advisory approval of the compensation paid to the Corporation’s Named Executive Officers and, as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in accordance with the recommendation of the Corporation’s management.
Voting your proxy by Internet or telephone or by returning your completed proxy by mail will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by written notice to the Secretary of the Corporation prior to the Annual Meeting or by submission of a later-dated proxy.
Voting Rights
Each outstanding share of Common Stock entitles the holder thereof to one vote. On June 3, 2019, the record date, there were 58,010,870 shares of Common Stock outstanding. The presence in person or by proxy of a majority of such shares of Common Stock shall constitute a quorum. Pursuant to Delaware law, abstentions are treated as present and entitled to vote, and therefore are counted in determining the existence of a quorum. Under Delaware law, broker “non-votes” are considered present but not entitled to vote, and thus will be counted in determining the existence of a quorum but will not be counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.
Each director nominee shall be elected to the Board of Directors by vote of the majority of the votes cast with respect to that director nominee’s election at any meeting for the election of directors at which a quorum is present. The Amended and Restated By-laws of the Corporation provide that a majority of the votes cast means the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee. The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending March 31, 2020 and to approve on an advisory basis the compensation paid to the Corporation’s Named Executive Officers.
Abstentions will have no effect on the election of directors because abstentions do not count as votes cast. Abstentions will be counted as votes against the ratification of Ernst & Young LLP as the independent registered public accounting firm and the advisory approval of the compensation paid to the Named Executive Officers, since abstentions represent shares entitled to vote and thus are included in the denominator in determining the approval percentage.
A broker holding shares in “street name” for a beneficial owner has discretion (but is not required) to vote the client’s shares with respect to “routine” matters if the client does not provide voting instructions. When a matter is not routine and the brokerage firm has not received voting instructions from the stockholder, the brokerage firm cannot vote the shares on that matter. This is called a broker “non-vote.” The ratification of the selection of independent auditors is considered a routine matter. The election of directors and the advisory approval of the compensation paid to the Named Executive Officers are not considered routine matters, and as such, broker non-votes will have no effect on these proposals because they are not “entitled to vote” on such proposals.

PROPOSAL TO ELECT THREE DIRECTORS
The Corporation’s Restated Certificate of Incorporation provides that the Board of Directors will consist of not more than nine nor fewer than three directors with the number of directors to be established from time to time by the Board of Directors by resolution.
The Board of Directors is currently comprised of nine directors divided into three classes (Messrs. Kotzubei and Paul and Ms. Matsumoto—2019; Messrs. Brandenberg and Maddrey and Ms. Rogge—2020; and Dr. Backes and Messrs. Bedi and Lowe—2021). The term of each class expires in different years. The nominees for election to the Board of Directors this year are Jacob T. Kotzubei, Robert G. Paul and Yasuko Matsumoto, each of whom is currently a director of the Corporation, and has been nominated by the Board of Directors to serve for a three-year term or until his or her successor is duly elected and qualified. The Board of Directors expects the nominees named above to be available for election. In case the nominees are not available, the proxy holders may vote for a substitute nominee proposed by the Board of Directors, unless the Board of Directors reduces the number of directors.
Provided that a quorum is present, each director nominee will be elected at the Annual Meeting by a majority of the votes cast with respect to that director nominee’s election. The Amended and Restated Bylaws of the Corporation provide that a majority of the votes cast means the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee. There is no right to cumulative voting as to any matter, including the election of directors.
The following sets forth, among other matters, information as to each continuing director and each nominee for director: (i) their age, as of June 3, 2019; (ii) all positions and offices with the Corporation; (iii) principal occupation and employment during the past five years; (iv) current directorships of publicly-held companies or registered investment companies; (v) other previous directorships of publicly-held companies or registered investment companies during the past five years; (vi) period of service as a director of the Corporation; and (vii) particular experience, qualifications, attributes or skills, beyond those described above, which led to the Corporation’s Board of Directors to conclude that such director or nominee for director should serve as a director of the Corporation.
The Board of Directors recommends a vote “FOR” the re-election of each of Jacob T. Kotzubei and Robert G. Paul and the election of Yasuko Matsumoto to the Board of Directors, each to serve for a three-year term or until his or her successor is duly elected and qualified.

Nominees for Board of Directors, Class of 2022

Age: 50
Director since 2011
____________________

Board Committees
• NCG
____________________

Current Public Directorships
• Ryerson Holding Corporation
• Key Energy Services, Inc.
• Verra Mobility Corporation

Jacob T. Kotzubei
Biographical Information: Jacob T. Kotzubei, Director, was named such in October 2011. Mr. Kotzubei joined Platinum Equity Advisors, LLC (“Platinum Equity”), a registered investment advisor, in 2002 and is a Partner at the firm. Mr. Kotzubei serves as a director of a number of Platinum Equity’s portfolio companies. Prior to joining Platinum Equity in 2002, Mr. Kotzubei worked for 4½ years for Goldman Sachs’ Investment Banking Division in New York City. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei serves on the board of directors for Ryerson Holding Corporation, Key Energy Services, Inc. and Verra Mobility Corporation. Mr. Kotzubei received a Bachelor’s degree from Wesleyan University and holds a Juris Doctor from Columbia University School of Law where he was elected a member of the Columbia Law Review.

Specific Qualifications and Experience Relevant to the Corporation: The Corporation’s Board of Directors believes that it benefits from Mr. Kotzubei’s experience in executive management oversight, private equity, capital markets, mergers and acquisitions and related transactional matters.

Age: 55 Director since 2017 ____________________ Board Committees • None ____________________ Current Public Directorships • Nippon Avionics Co., Ltd. (listed on the Tokyo Stock Exchange)
Yasuko Matsumoto
Biographical Information: Yasuko Matsumoto, Director, was named such in June 2017. Ms. Matsumoto was recommended to the Nominating and Corporate Governance Committee by the Corporation’s then chief executive officer and other executive officers, as she was known to them because of her service on the board of directors of NEC TOKIN Corporation prior to its acquisition by the Corporation. Since July 2018 Ms. Matsumoto has been employed as a Corporate Officer in charge of Finance and Accounting for Aruhi Corporation, a Japanese financial institution listed on the Tokyo Stock Exchange. (Aruhi Corporation has announced that Ms. Matsumoto will be promoted to the position of Chief Financial Officer, effective July 1, 2019.) Prior to her employment with Aruhi Corporation, Ms. Matsumoto worked for 32 years with NEC Corporation ("NEC"). She joined NEC in 1986 and served in a variety of managerial positions with NEC and its subsidiaries. In February 2014 Ms. Matsumoto was named General Manager, Affiliated Company Department, Corporate Strategy Division; and in March 2018 she was appointed Executive Specialist, Corporate Strategy Division. Ms. Matsumoto previously served as a director of Nippon Avionics Co., Ltd. from June 2015 to June 2018; in addition, Ms. Matsumoto served as a director of NEC TOKIN Corporation from 2011 until its acquisition by the Corporation on April 19, 2017. Ms. Matsumoto received a Bachelor of Economics degree from Sophia University and is a graduate of the Executive Management Program of the University of Tokyo.

Specific Qualifications and Experience Relevant to the Corporation: The Corporation’s Board of Directors believes that it benefits from Ms. Matsumoto’s financial and mergers and acquisitions expertise, her experience with the automotive industry and with the Asian electronics components market, and her experience with, and access to, the Asian financial market.

Age: 77 Director since 2006 ____________________ Board Committees • Compensation (Chair) • NCG ____________________ Current Public Directorships • Comtech Telecommunications Corp
Robert G. Paul
Biographical Information: Robert G. Paul, Director, was named such in July 2006. Mr. Paul is the former President of the Base Station Subsystems Unit of Andrew Corporation, a global designer, manufacturer, and supplier of communications equipment, services, and systems, from which he retired in March 2004. From 1991 through July 2003, he was President and Chief Executive Officer of Allen Telecom Inc. which was acquired by Andrew Corporation during 2003. Mr. Paul joined Allen Telecom in 1970 where he built a career holding various positions of increasing responsibility including Chief Financial Officer. Mr. Paul currently serves on the board of directors of Comtech Telecommunications Corp., and previously served on the board of directors of Rogers Corporation from April 2000 through May 2016. He earned a Bachelor of Science degree in Mechanical Engineering from the University of Wisconsin-Madison and a Masters of Business Administration degree from Stanford University.

Specific Qualifications and Experience Relevant to the Corporation: The Corporation’s Board of Directors believes that it benefits from Mr. Paul’s extensive experience in the communications industry, one of the primary market segments into which the Corporation sells its products. Mr. Paul’s strong financial background adds accounting expertise to both the Corporation’s Board of Directors and its Compensation Committee. In addition, Mr. Paul’s experience running a public company with markets throughout the world and manufacturing plants in Europe, Asia and the Americas provides a strong fit with the Corporation’s global markets and operations. The Corporation also benefits from Mr. Paul’s previous public company board experience.

Continuing Directors

Age: 72 Chairman Director since 2003 Class of 2020 ____________________ Board Committees • None ____________________ Current Public Directorships • None
Frank G. Brandenberg
Biographical Information: Frank G. Brandenberg,  Chairman and Director, was named such in October 2003. Before his retirement in 2003, Mr. Brandenberg was a Corporate Vice President and Sector President of Northrop Grumman Corporation from July 2001 to December 2003. Prior to joining Northrop, he previously spent 28 years at Unisys where his last position was Corporate Vice President and President, Client/Server Systems, and then later served as the President and Chief Executive Officer of EA Industries, Inc. Mr. Brandenberg served as Senior Vice President and Group Executive with Litton Industries, Inc. from November 1999 until its acquisition by Northrop in April 2001. In addition, from January 2012 through February 2018, Mr. Brandenberg served as the Chief Executive Officer of Auto-Lab, LLC, a private company and franchiser of automotive repair and maintenance facilities. He received a Bachelor of Science degree in Industrial Engineering and a Masters of Science degree in Operations Research from Wayne State University and completed the Program for Management Development at the Harvard Business School.

Specific Qualifications and Experience Relevant to the Corporation: The Corporation’s Board of Directors believes that it benefits from Mr. Brandenberg’s experience in high-tech component businesses as well as with leading companies in the military/aerospace and computer‑related industries, significant market segments into which the Corporation sells its products. The Corporation also benefits from Mr. Brandenberg’s previous public company board experience.

Age: 76 Director since 2008 Class of 2021 ____________________ Board Committees • Audit • Compensation ____________________ Current Public Directorships • None
Dr. Wilfried Backes
Biographical Information: Dr. Wilfried Backes, Director, was named such in March 2008. Dr. Backes served as Executive Vice President and Chief Financial Officer of EPCOS AG, a major publicly-traded passive electronic components company headquartered in Germany, from 2002 through his retirement in 2006. Dr. Backes previously served as Executive Vice President, Chief Financial Officer and Treasurer of Osram Sylvania, Inc. from 1992 to 2002. Prior to that time, Dr. Backes held various senior management positions with Siemens AG including the position of President and Chief Executive Officer of Siemens Components, Inc. from 1989 to 1992. He received Diplom-Volkswirt and Dr. rer. pol. Degrees from Rheinische Friedrich-Wilhelms-Universität in Bonn, Germany.

Specific Qualifications and Experience Relevant to the Corporation: The Corporation’s Board of Directors believes that it benefits from Dr. Backes’ fifteen years of international experience within the electronic passive components industry, as well as his experience in the industrial/lighting industry, the Corporation’s largest market segment into which it sells its products. In addition, Dr. Backes’ strong financial background adds accounting expertise to both the Corporation’s Board of Directors and its Audit Committee.

Age: 71 Director since 2006 Class of 2021 ____________________ Board Committees • NCG (Chair) • Compensation ____________________ Current Public Directorships • Blue Bird Corporation
Gurminder S. Bedi
Biographical Information: Gurminder S. Bedi, Director, was named such in May 2006. Mr. Bedi served as Vice President of Ford Motor Company from October 1998 through his retirement in December 2001. Mr. Bedi served in a variety of other managerial positions at Ford Motor Company for more than thirty years. He is currently on the board of directors of Blue Bird Corporation, and previously served as a director of Compuware Corporation from 2002 until December 2014 (including Chairman from April 2013 through December 2014) and Actuant Corporation from 2008 until March 2018. He earned a Bachelor of Science degree in Mechanical Engineering from George Washington University and a Masters of Business Administration degree from the University of Detroit.

Specific Qualifications and Experience Relevant to the Corporation: The Corporation’s Board of Directors believes that it benefits from Mr. Bedi’s strong technical background, as well as his extensive experience with Ford Motor Company, a global leader in the automotive industry, a key market segment into which the Corporation sells its products. The Corporation also benefits from Mr. Bedi’s previous public company board experience.

Age: 66 Chief Executive Officer Director since 2018 Class of 2021 ____________________ Board Committees • None ____________________ Current Public Directorships • None
William M. Lowe, Jr.
Biographical Information: William M. Lowe, Jr., Chief Executive Officer and Director, was named such in December 2018. Mr. Lowe joined the Corporation in July 2008 as its Executive Vice President and Chief Financial Officer. Mr. Lowe previously served as the Vice President, Chief Operating Officer and Chief Financial Officer of Unifi, Inc., a producer and processor of textured synthetic yarns from January 2004 to October 2007. Prior to holding that position, he was Executive Vice President and Chief Financial Officer for Metaldyne, an automotive components manufacturer. He also held various financial management positions with ArvinMeritor, Inc., a premier global supplier of integrated automotive components. Mr. Lowe received his B.S. degree in business administration with a major in accounting from Tri-State University and was certified as a Certified Public Accountant in the state of Ohio (current license status inactive).
Specific Qualifications and Experience Relevant to the Corporation: The Corporation's Board of Directors believes that it benefits from Mr. Lowe's successful operational and financial management experience with leading global manufacturing companies as well as his successful experience with the global financial market. These experiences and Mr. Lowe's ongoing leadership as CEO of the Corporation and interaction with the Corporations investors, customers and suppliers provide the Board of Directors with industry expertise and a deep understanding of the Corporation's business and operations and the economic environment in which it operates.

Age: 78 Director since 1992 Class of 2020 ____________________ Board Committees • Audit (Chair) • NCG ____________________ Current Public Directorships • None
E. Erwin Maddrey, II
Biographical Information: E. Erwin Maddrey, II,  Director, was named such in May 1992. Mr. Maddrey is President of Maddrey and Associates, a personal investments vehicle, and has served in such capacity since July 2000. Mr. Maddrey was President, Chief Executive Officer, and a Director of Delta Woodside Industries, a textile manufacturer, from 1984 through June 2000. Prior thereto, Mr. Maddrey served as President, Chief Operating Officer, and Director of Riegel Textile Corporation. Mr. Maddrey also serves on the board of directors for Blue Cross/Blue Shield of South Carolina as well as several non-profit organizations.

Specific Qualifications and Experience Relevant to the Corporation: The Corporation’s Board of Directors believes that it benefits from the broad expertise acquired by Mr. Maddrey as an officer and director in a variety of for-profit and not-for-profit organizations, including extensive financial experience which allows Mr. Maddrey to serve effectively as the Chairman of the Corporation’s Audit Committee. The Corporation also benefits from Mr. Maddrey’s previous public company board experience.

Age: 64 Director since 2018 Class of 2020 ____________________ Board Committees • Audit ____________________ Current Public Directorships • None
Karen M. Rogge
Biographical Information: Karen M. Rogge,  Director, was named such in May 2018. Ms. Rogge is President of the RYN Group LLC, a management consulting business, which she founded in 2010. She served as the Interim Vice President and Chief Financial Officer for Applied Micro Circuits Corporation, a global semi-conductor company, from August 2015 to January 2016. Previously, Ms. Rogge served as the Chief Financial Officer and Senior Vice President of Extreme Networks, Inc., a computer network company, from April 2007 to July 2009. Earlier in her career, she held executive financial and operations management positions at Hewlett Packard Company, Seagate Technology, and Inktomi Corporation. Ms. Rogge served as an independent Board Director for AeroCentury Corporation, a publicly traded aircraft leasing company, from June 2017 to May 2018. She received a Master of Business Administration degree from Santa Clara University, and a Bachelor of Science degree in Business Administration, with an accounting concentration, from California State University, Fresno.

Specific Qualifications and Experience Relevant to the Corporation: The Corporation’s Board of Directors believes that it benefits from Ms. Rogge's extensive experience in the technology industry, and her experience as a financial and operations executive in publicly traded companies.

There are no family relationships among the Corporation’s directors or executive officers.

Information about the Board of Directors
On December 19, 2018 the Board of Directors appointed William M. Lowe, Jr. to fill a vacancy on the Board created by the resignation of Per-Olof Loof. On the same date, Mr. Lowe was appointed as the Corporation's Chief Executive Officer, succeeding Mr. Loof. Prior to his current appointments, Mr. Lowe had served as the Corporation's Chief Financial Officer since July 2008.

The Board of Directors held seven meetings (exclusive of committee meetings) during the fiscal year ended March 31, 2019. Each current director attended at least 75% of the number of meetings that he or she was eligible to attend during the fiscal year ended March 31, 2019 of the Board of Directors and all committees on which such director served. The Corporation has not adopted a formal policy with respect to directors’ attendance at annual meetings of the stockholders of the Corporation. The Corporation encourages, but does not require, directors to attend. All of the Corporation’s directors were in attendance at the 2018 Annual Meeting of Stockholders; eight directors attended in person and one attended telephonically. In accordance with the Corporation’s Corporate Governance Guidelines, Frank G. Brandenberg, as Chairman of the Board, presided over all Board meetings and all regularly scheduled executive sessions of the non-management directors of the Corporation. The Board of Directors has established the following permanent committees, the functions and current members of which are noted below. All of the committees of the Board of Directors operate under charters, current copies of which can be found on our website at http://ir.kemet.com where you can click on the “Corporate Governance” link for each of the committee charters.
Audit Committee. The Audit Committee of the Board of Directors currently consists of: Mr. Maddrey (Chairman of the Audit Committee), Dr. Backes and Ms. Rogge. All members of the Audit Committee are independent as defined in the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended (“Exchange Act”), and the listing rules of the New York Stock Exchange (“NYSE”). The Board of Directors has determined that each of the three members of the Audit Committee is an “audit committee financial expert” serving on the Audit Committee within the meaning of the Securities and Exchange Commission (the “SEC”) rules and regulations. Mr. Maddrey has served as president of current and prior companies and on audit committees with other companies; Dr. Backes has served at various times as president, chief executive officer, chief financial officer and treasurer in prior companies; and Ms. Rogge has served at various times as chief financial officer and in other financial management positions with prior public technology companies. The Audit Committee, among other duties, employs the independent auditors, pre-approves all services performed by the independent auditors, reviews the internal and external financial reporting of the Corporation, reviews the scope of the independent audit, considers comments by the auditors regarding internal controls and accounting procedures and management’s response to those comments, and reviews services provided by the independent auditors and other disclosed relationships as they bear on the independence of the independent auditors. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met eleven times during the fiscal year ended March 31, 2019.
Compensation Committee. The Compensation Committee of the Board of Directors currently consists of Mr. Paul (Chairman of the Compensation Committee), Dr. Backes and Mr. Bedi. All members of the Compensation Committee are independent within the meaning of the listing rules of the NYSE. The Compensation Committee, among other duties, establishes the total compensation package provided to the Chief Executive Officer and the Corporation’s Named Executive Officers, and reviews and/or approves the actual compensation (including base pay adjustments and any annual and long-term incentive payouts) paid to all senior executive officers of the Corporation, including all direct reports of the Chief Executive Officer. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee met six times during the fiscal year ended March 31, 2019.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Messrs. Bedi (Chairman of the Nominating and Corporate Governance Committee), Kotzubei, Maddrey and Paul, all of whom are independent within the meaning of the listing rules of the NYSE. The Nominating and Corporate Governance Committee, among other duties, is authorized to review the Corporation’s governance practices, including the composition of the Board, and to make recommendations to the Board concerning nominees for election as directors, including nominees recommended by stockholders. The Nominating and Corporate Governance Committee met four times during the fiscal year ended March 31, 2019.

A stockholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Corporate Secretary in writing with supporting material that the stockholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Corporation’s By-laws relating to stockholder nominations. Once the Nominating and Corporate Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines that additional consideration is warranted, it will engage a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then evaluates the prospective nominee against certain standards and qualifications. The Nominating and Corporate Governance Committee selects individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Corporation’s stockholders. In addition, pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee evaluates the prospective nominee against a set of criteria for Board membership which includes factors relating to business experience, diversity, occupation, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board. Pursuant to the Nominating and Corporate Governance Committee’s charter, the Nominating and Corporate Governance Committee periodically reviews the director recruitment and selection process to ensure that diversity remains a component of any director search. The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee determines the nominees who it will recommend to the Board.
Director Independence. The Board undertook its annual review of director independence in May 2019. During this review, the Board inquired about transactions and relationships between each director or any member of his or her immediate family and the Corporation and its subsidiaries and affiliates. The Board also inquired about transactions and relationships between directors or their affiliates and members of the Corporation’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
Two of the directors determined to be independent by the Board have or had a relationship with the Corporation other than as a director. In evaluating the independence of Mr. Kotzubei, the Board considered that (i) Mr. Kotzubei is a Partner of Platinum Equity Advisors, LLC and (ii) K Equity, LLC (“K Equity”), an affiliate of Platinum Equity Advisors, LLC, had a warrant representing the right to purchase 8.4 million shares of Common Stock through September 11, 2017. As of September 30, 2017, K Equity does not have any outstanding warrants for shares of the Company’s common stock. In determining that Mr. Kotzubei is independent, the Board favorably considered that (i) Mr. Kotzubei meets the NYSE independence tests, (ii) the NYSE does not view ownership of even a significant amount of stock, by itself, as a bar to an independence determination, (iii) the loans with K Equity have been extinguished, (iv) the term of the Corporate Advisory Services Agreement with Platinum Equity Advisors, LLC, as well as the advisory fee payable thereunder, were both fixed as of its May 5, 2009 effective date, and the term expired on June 30, 2013, and (v) the prior warrant rights of K Equity closely aligned K Equity’s interests with the Corporation’s stockholders.
In evaluating the independence of Ms. Matsumoto, the Board considered that Ms. Matsumoto (i) previously served on the board of directors of NEC TOKIN Corporation (“TOKIN”) prior to its acquisition by the Company on April 19, 2017, and (ii) previously served as an employee of NEC Corporation, with which the Company had been a joint venture partner in TOKIN. In determining that Ms. Matsumoto is independent, the Board favorably considered that (i) Ms. Matsumoto meets the NYSE independence tests, (ii) Ms. Matsumoto no longer serves on the board of directors of TOKIN, (iii) Ms. Matsumoto is no longer employed by NEC, with which the Corporation no longer has any material business relationship and (iv) Ms. Matsumoto had served on TOKIN’s board of directors upon the direction of NEC, as one of NEC’s representatives, and had therefore not served upon the direction of the Corporation or its management.
As a result of this review, the Board affirmatively determined that all of the current directors, and any other directors serving during the past year, including the Chairman, Frank G. Brandenberg, are independent of the Corporation and its management within the meaning of the SEC’s rules and regulations and the NYSE rules and regulations, with the exception of Mr. William M. Lowe, Jr., who is considered to be a non-independent director because he is a member of the Corporation’s management.
Board Leadership Structure. Currently, the positions of Chairman of the Board and Chief Executive Officer of the Corporation are held by separate individuals, with Mr. Lowe serving as CEO and Mr. Brandenberg serving as Chairman of the Board. The Board believes that at the current time this structure is best for the Corporation, as it allows Mr. Lowe to focus on the Corporation’s strategy, business and operations, while enabling Mr. Brandenberg to assist with Board matters and serve as a liaison between the Board and the Corporation’s management.
Role in Risk Oversight. As the Corporation’s principal governing body, the Board of Directors has the ultimate responsibility for overseeing the Corporation’s risk management practices. According to the Corporation’s Corporate Governance Guidelines, the Board of Directors’ risk responsibilities include assessing major risks facing the Corporation, including those relating to cybersecurity, and reviewing options for their mitigation; monitoring ethical behavior; monitoring compliance with laws and regulations, the Corporation’s Global Code of Conduct (“Code of Conduct”), auditing and accounting principles and the Corporation’s own governing documents; assessing its own effectiveness in fulfilling these and other Board responsibilities; and overseeing the procedures in place to ensure the integrity of the Corporation’s financial statements. The Board of Directors believes it has in place effective processes to identify and oversee the material risks facing the Corporation and that these processes are consistent with, and provide additional support for, the current leadership structure of the Board of Directors. Certain risk management functions have been delegated to committees of the Board of Directors.
Pursuant to the Audit Committee Charter, one of the primary roles and responsibilities of the Audit Committee is to monitor the integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance, accounting and associated legal compliance. Under the Audit Committee Charter, the Audit Committee will, among other responsibilities and duties:

•
Consider and review with management, the internal audit group and the independent public accountants the effectiveness or weakness of the Corporation’s internal controls. Develop in consultation with management a timetable for implementing recommendations to correct identified weaknesses.

•
Review the coordination between the independent public accountants and internal auditors; review the risk assessment processes, scope and procedures of the Corporation’s internal audit work and whether such risk assessment process, scope and procedures are adequate to attain the internal audit objectives as determined by the Corporation’s management and approved by the committee; and review the quality and composition of the Corporation’s internal audit staff.

•
Review management’s monitoring of the Corporation’s compliance with laws and the Corporation’s Code of Conduct and ensure that management has proper review systems in place to ensure that the Corporation’s financial statements, reports and other information disseminated to governmental organizations and the public satisfy legal requirements.

•	The Corporation’s Chief Compliance Officer provides reports to the Audit Committee concerning activities related to the Corporation’s whistleblower hotline and other compliance issues.

The Compensation Committee reviews the Corporation’s compensation policies and practices to ensure that no such practices or policies create a reasonable likelihood of a material adverse effect on the Corporation. Additional information on the process and procedures for executive compensation determinations, including the role of management and compensation consultants, is contained in “Compensation Discussion and Analysis” below. For the fiscal year ended March 31, 2019, the Compensation Committee determined that none of the Corporation’s compensation policies or practices were reasonably likely to have a material adverse effect on the Corporation. In addition, pursuant to the Compensation Committee Charter, the Compensation Committee provides oversight of the Corporation’s safety, health and environmental programs, including a periodic review of accident frequency and severity statistics, programs to promote safe work habits, serious statutory violations or resulting citations, and any potential legal and/or financial liabilities in excess of $100,000 that may exist due to noncompliance with any safety, health or environmental law or regulation.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has been an officer or employee of the Corporation, and no executive officer of the Corporation served on the Compensation Committee or board of directors of any entity that employed any member of the Corporation’s Compensation Committee or Board of Directors. In addition, no other “compensation committee interlocks” existed during the fiscal year ended March 31, 2019.

Compensation of Directors
During the fiscal year ended March 31, 2019, the compensation of the non-employee members of our Board of Directors was as follows (employee directors are not compensated for their service on our Board of Directors):

•	Each director was paid a director’s fee at the annual rate of $70,000.

•	The Chairman received an annual retainer of $35,000.

•	The Chairman of the Audit Committee of the Board received an annual retainer of $15,000, and each other member of the Audit Committee received an annual retainer of $10,000.

•	The Chairman of the Compensation Committee received an annual retainer of $15,000, and each other member of the Compensation Committee received an annual retainer of $10,000.

•
The Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $10,000, and each other member of the Nominating and Corporate Governance Committee received an annual retainer of $5,000.

•	All directors were reimbursed for out-of-pocket expenses incurred in connection with attending meetings.

•	No additional fees were paid for attendance at meetings of the Board or a Committee of the Board.

•
Each non-employee director received an annual grant of restricted stock units (“Director RSUs”), which vest on the date of grant. Dr. Backes and Messrs. Brandenberg, Maddrey and Paul each received a grant of 10,000 Director RSUs, and Messrs. Bedi and Kotzubei and Ms. Matsumoto each received a grant of 9,900 Director RSUs. In addition, Messrs. Bedi and Kotzubei and Ms. Matsumoto each received a grant of 100 shares of restricted Common Stock. Upon settlement, each Director RSU is converted into a share of restricted Common Stock and delivered to the director. Prior to the grant date, each director can elect to defer the settlement of his Director RSUs beyond the vesting date to a specific later date or to the termination date of his service on the Board. Restricted shares of Common Stock that have been granted to directors or converted from Director RSUs are restricted and cannot be sold until 90 days after the director resigns from his or her position as a member of the Board or until the director achieves the targeted ownership under the Corporation's stock ownership guidelines, and then only to the extent that such ownership exceeds the target.

Because Ms. Rogge was elected to the Board in May 2018, she received a pro rata director fee of $58,653.84, a pro rata Audit Committee member retainer fee of $8,379.12, a pro rata grant of 8,283 Director RSUs and a grant of 100 shares of restricted Common Stock.
The Corporation uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. Periodically the Board of Directors approves changes to non-employee director compensation after review of recommendations from the Compensation Committee.  In recommending the levels of director cash and equity compensation, the Compensation Committee considers the significant amount of time that directors expend in fulfilling their duties to the Corporation as well as the skill-level required by the Corporation of members of the Board of Directors. The Compensation Committee also examines compensation of directors at manufacturing companies with revenues comparable to the Corporation.  None of the non-employee directors participate in a defined benefit plan or non-qualified deferred compensation plan sponsored or contributed to by the Corporation.
DIRECTOR COMPENSATION TABLE
The table below provides information concerning the compensation of the Corporation’s non-employee directors for the fiscal year ended March 31, 2019. The table below does not include information with respect to the Corporation’s current Chief Executive Officer, Mr. Lowe, nor our former Chief Executive Officer, Mr. Loof, as they are also a Named Executive Officers of the Corporation. As an employee-director, Mr. Lowe is not compensated for his service as a director of the Corporation (nor was Mr. Loof during his tenure as an employee-director).

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Dr. Wilfried Backes	90,000	255,000	345,000
Gurminder S. Bedi	90,000	255,000	345,000
Joseph V. Borruso²	22,500	—	22,500
Frank G. Brandenberg	105,000	255,000	360,000
Jacob T. Kotzubei	75,000	255,000	330,000
E. Erwin Maddrey, II	90,000	255,000	345,000
Yasuko Matsumoto	70,000	255,000	325,000
Robert G. Paul	90,000	255,000	345,000
Karen M. Rogge³	67,033	213,767	280,800

(1)
Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for the following restricted stock unit grants: (a) 10,000 Director RSUs with a grant date fair value of $255,000 granted on August 1, 2018 to each of Dr. Backes and Messrs. Brandenberg, Maddrey and Paul, (b) 9,900 Director RSUs with a grant date fair value of $252,450 granted on August 1, 2018 and 100 shares of restricted Common Stock with a grant date fair value of $2,550 granted on August 1, 2018 to each of Messrs. Bedi and Kotzubei and Ms. Matsumoto, and (c) 8,283 Director RSUs with a grant date fair value of $211,217 granted on August 1, 2018 and 100 shares of restricted Common Stock with a grant date fair value of $2,550 granted on August 1, 2018 to Ms. Rogge.

(2)	Mr. Borruso retired from the Board on May 30, 2018.

(3)	Ms. Rogge's director compensation was prorated based on her May 30, 2018 election by the Board to fill the vacancy created by Mr. Borruso's retirement.

Stock Ownership Guidelines
To directly align the interests of the directors with the interests of the stockholders, the Compensation Committee established guidelines stipulating that each director should maintain a minimum ownership interest in the Corporation. Mr. Lowe, as a member of management, has a target to own and retain a minimum number of shares totaling in value five times his annual base salary (discussed further in the Compensation Discussion and Analysis). Non-employee directors have a target to own and retain a minimum number of shares totaling in value three times their annual cash retainer ($70,000 in fiscal year 2019). The time period during which such minimum number of shares is to be acquired and retained is targeted five years from the year in which such director was first elected. For the fiscal year ended March 31, 2019, each of our directors (except Ms. Rogge, who joined the Board on May 30, 2018) exceeded his or her targeted share ownership under the Corporation's ownership guidelines. The following represents each non-employee director’s attainment of his or her targeted Corporation share ownership, based on the number of shares beneficially owned and the closing price of the Corporation’s common stock on March 29, 2019, the last trading day during the 2019 fiscal year:

Name	Attainment of Targeted Corporation Share Ownership
Dr. Wilfried Backes	633.0%
Gurminder S. Bedi	566.5%
Frank G. Brandenberg	565.7%
Jacob T. Kotzubei	536.0%
E. Erwin Maddrey, II	663.4%
Yasuko Matsumoto	146.0%
Robert G. Paul	666.7%
Karen M. Rogge¹	67.7%

(1) Ms. Rogge joined the Board on May 30, 2018
As persons with access to material non-public information regarding the Corporation, our directors are restricted in their ability to trade our securities in accordance with applicable law and the guidelines contained in our insider trading policy.

Stockholder Communication with the Board of Directors
Stockholders and other parties interested in communicating directly with the entire Board of Directors, with the Chairman, with the non-management directors as a group or with individual directors may do so by writing to the Board of Directors, KEMET Corporation, KEMET Tower, One East Broward Blvd., 2nd Floor, Fort Lauderdale, Florida 33301, Attention: Corporate Secretary. Any correspondence sent in this manner will be forwarded accordingly. If no specific addressee is provided, the communication will be forwarded to the Chairman of the Board.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Corporation’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Corporation’s equity securities to file reports of securities ownership and changes in such ownership with the SEC.
Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that during the period from April 1, 2018 through March 31, 2019, all the Corporation’s officers, directors and greater than ten-percent beneficial owners complied with the Section 16(a) filing requirements applicable to them.

Review, Approval or Ratification of Transactions with Related Persons
Our directors and executive officers (and other employees) are expected to adhere to the Corporation’s Code of Conduct. Our Code of Conduct is available free of charge on the Corporation’s website at http://ir.kemet.com where you can click on the link to “Corporate Governance,” then "Highlights," and then “Global Code of Conduct.” In the event that any action arises or is proposed that would require a waiver of or a deviation from our Code of Conduct, or in the event that any actual or potential conflict of interest arises involving any of our directors or executive officers, our policy requires that the matter be reported to the Corporation’s management. Thereafter, the Audit Committee makes the final decision, acting in its discretion, as to whether a waiver of or deviation from our Code of Conduct will be made, or a transaction involving a conflict of interest will be permitted. In the event of such conflicts, the director(s) or officer(s) involved, if any, shall recuse themselves from any decision affecting their personal interests.

PROPOSAL TO RATIFY APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to examine the financial statements of the Corporation for the fiscal year ending March 31, 2020 and to perform other appropriate accounting services.
A proposal will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm. One or more members of that firm are expected to be available at the Annual Meeting to respond to questions and to make a statement if they desire to do so. During the fiscal years ended March 31, 2019 and 2018, Ernst & Young LLP served as the Corporation’s independent registered public accounting firm and also provided other audit-related services. See “Audit Fees” on page 50. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote, other independent registered public accounting firms will be considered by the Audit Committee. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Corporation and its stockholders.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending March 31, 2020.

PROPOSAL CONCERNING ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION PAID TO THE CORPORATION’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY” VOTE)
General Information
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement in accordance with the SEC’s rules (commonly known as a “say-on-pay” proposal).
In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2017 annual meeting of stockholders, we recommended, and our stockholders voted in favor of, an annual say-on-pay vote. In light of this result and other factors considered by the Board, the Board determined that the Corporation would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency. A new advisory vote on the frequency of the say-on-pay vote is required every 6 years.
Summary
We are asking our stockholders to provide advisory approval of the compensation paid to our “NEOs,” which consist of our “principal executive officer,” our “principal financial officer,” our “next three highest paid-executive officers” at the end of our last fiscal year ended March 31, 2019 (“fiscal year 2019”), and each other person who served as our "principal executive officer" or our "principal financial officer" during fiscal year 2019, as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement (beginning on page 21) and the compensation tables and narrative disclosures following the CD&A.
This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as described in this Proxy Statement.
Our Strong 2019 Performance
As a result of the hard work of our management team and our employees, our financial performance improved significantly in 2019 in the following key metrics:

•	Our revenues improved by $182.6 million (15.2%);

•	Our gross margins improved from 28.3% to 33.2% (490 basis points);

•	Our Adjusted EBITDA(1) improved by $97.8 million (51.0%);

•	Our Adjusted net income(1) per diluted share improved from $1.74 to $3.54 (103.4%).

•	Our debt-to-EBITDA leverage ratio (total debt divided by Adjusted EBITDA(1)) improved from 1.7 to 1.0 (39.9%).

(1)
Adjusted EBITDA and Adjusted net income are non-GAAP financial measures. See pages 56-59 of our annual report on Form 10-K filed with the SEC on May 30, 2019 for additional information regarding Adjusted EBITDA and Adjusted net income and reconciliations to the most directly comparable financial measure prepared in accordance with GAAP.

Our Compensation Philosophy
As described in detail under the CD&A, our executive compensation program is designed to attract, retain and motivate superior executive talent, including our NEOs, who are critical to our success. The Corporation’s executive compensation program focuses on closely aligning compensation paid to its NEOs with the performance of the Corporation. We have designed the Corporation’s compensation program to exemplify the following tenets of our overall compensation philosophy:

Key Philosophy Tenets
Stockholder Alignment	NEOs should be compensated through pay components (base salaries, annual- and long-term incentives) designed to create long-term value for our stockholders, as well as foster a culture of ownership.
Pay for Performance	A large portion of a NEO’s total compensation should be variable (“at risk”) and tied to the achievement of the organization’s financial performance, as well as team and individual contributions.
Competitiveness
Provide a structure that is internally fair and equitable for the skills and knowledge required to perform each individual role; and provide an externally competitive compensation structure for positions of similar skill, responsibilities, and geographic location.

Attraction and Retention
The executive compensation program should enable the organization to attract executives with a technical background, international experience and the broader skills necessary for the management of a global corporation.

Consistent with our philosophy, and as further discussed in the CD&A, we believe the Compensation Committee has designed an executive compensation program that: (i) strongly aligns the compensation of our NEOs with the interests and concerns of stockholders and our overall business strategy by linking significant portions of our NEOs’ compensation to our performance, (ii) is competitive and reasonable as compared to compensation programs adopted by the Corporation’s peer group and based on a review of broader public company and industry survey data, (iii) includes best-practice compensation governance features that are in the best interests of the Corporation and its stockholders, and (iii) is cost-effective with limited perquisites and other personal benefits.
The Board of Directors recommends a vote “FOR” the say-on-pay proposal, as stated by the following resolution:
“RESOLVED, that the Corporation’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Corporation’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, the fiscal year 2019 Summary Compensation Table, and the other related tables and disclosures.”
The say-on-pay vote is advisory, and therefore not binding on the Corporation, our Board of Directors or our Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote.

SECURITY OWNERSHIP
As of June 3, 2019, the Corporation’s issued and outstanding Common Stock consisted of 58,010,870 shares of Common Stock. The following information with respect to the outstanding shares of Common Stock beneficially owned by each nominee for director of the Corporation, each continuing director, each “Named Executive Officer,” the directors and executive officers as a group, and all beneficial owners of more than 5% of the Common Stock known to the Corporation is furnished as of June 3, 2019, except as otherwise indicated. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it, him or her as set forth opposite its, his or her name.

Directors, Named Executive Officers and 5% Stockholders	Amount and Nature of Beneficial Ownership		Percent of Class
Per-Olof Loof	808,590	(1)	1.39%
William M. Lowe, Jr.	188,244	(2)	*
Gregory C. Thompson	11,100		*
Claudio Lollini	143,996	(3)	*
Charles C. Meeks, Jr.	70,830	(4)	*
Stefano Vetralla	41,107	(5)	*
Dr. Wilfried Backes	78,334	(6)	*
Gurminder S. Bedi	70,101	(7)	*
Frank G. Brandenberg	70,001	(8)	*
Jacob T. Kotzubei	66,330	(9)	*
E. Erwin Maddrey, II	82,096	(10)	*
Yasuko Matsumoto	18,072	(11)	*
Robert G. Paul	82,503	(12)	*
Karen M. Rogge	8,383	(13)	*
All Directors and Executive Officers as a Group (16 persons)	1,023,534	(14)	1.76%
BlackRock, Inc.	8,196,629	(15)	14.13%
The Vanguard Group	3,594,374	(16)	6.20%
Dimensional Fund Advisors LP	3,033,442	(17)	5.23%

*	Percentage of shares beneficially owned does not exceed one percent of class.

(1)
Mr. Loof separated service with the Corporation effective December 19, 2018. The number of shares indicated as held by Mr. Loof is based on the most recent information known to the Corporation and may not reflect Mr. Loof's current ownership.

(2)
Represents 188,244 restricted shares of Common Stock ("Restricted Shares"). Restricted Shares cannot be sold until 90 days after termination of service with the Corporation or until the director or officer achieves the targeted ownership under the Corporation's stock ownership guidelines, and only to the extent that such ownership exceeds the target.

(3)	Represents 143,996 Restricted Shares.

(4)	Includes 68,330 Restricted Shares.

(5)	Represents 41,107 Restricted Shares.

(6)	Represents 8,333 Restricted Shares and 70,001 vested Director RSUs.

(7)	Represents 100 Restricted Shares and 70,001 vested Director RSUs.

(8)	Represents 70,001 vested Director RSUs.

(9)	Represents 100 Restricted Shares and 66,230 vested Director RSUs.

(10)	Includes 10,762 Restricted Shares and 70,001 vested Director RSUs.

(11)	Represents 100 Restricted Shares and 17,972 vested Director RSUs.

(12)	Includes 10,000 Restricted Shares and 70,001 vested Director RSUs.

(13)	Represents 100 Restricted Shares and 8,283 vested Director RSUs.

(14)	Includes 561,446 Restricted Shares and 442,490 vested Director RSUs.

(15)
According to a Schedule 13G filed with the SEC on January 31, 2019 by BlackRock, Inc., as of December 31, 2018, BlackRock, Inc. has sole voting power for 8,068,240 shares and sole dispositive power for 8,196,629 shares. The address for this reporting person is 55 East 52nd Street, New York, NY 10055.

(16)
According to a Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group, as of December 31, 2018, The Vanguard Group has sole voting power for 54,422 shares, sole dispositive power for 3,541,254 shares, shared voting power for 3,600 shares, and shared dispositive power for 53,120 shares. The address for this reporting person is 100 Vanguard Blvd., Malvern, PA 19355.

(17)
According to a Schedule 13G filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP, as of December 31, 2018, Dimensional Fund Advisors LP has sole voting power for 2,894,360 shares and sole dispositive power for 3,033,442 shares. The address for this reporting person is Building One, 6300 Bee Cave Road, Austin, TX 78746.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program. It explains the decision-making process used by the Compensation Committee of our Board of Directors, and the actions the Compensation Committee took related to the compensation of the Corporation’s executive officers listed below (we refer to these persons as our “Named Executive Officers” or “NEOs”) for our fiscal year ended March 31, 2019:

NEO	Position
William M. Lowe, Jr.	Chief Executive Officer
Per-Olof Loof	Former-Chief Executive Officer
Gregory C. Thompson	Executive Vice President and Chief Financial Officer
Claudio Lollini	Senior Vice President, Global Sales & Marketing
Charles C. Meeks, Jr.	Executive Vice President, Solid Capacitors - Tantalum
Stefano Vetralla	Senior Vice President, Chief Human Resources Officer
Mr. Lowe served as Executive Vice President and Chief Financial Officer until December 19, 2018, when he was appointed Chief Executive Officer.
Mr. Loof resigned from his role as Chief Executive Officer, effective as of December 19, 2018.
Mr. Thompson joined the Corporation as Executive Vice President - Finance on December 1, 2018 and was appointed Executive Vice President and Chief Financial Officer on December 19, 2018.
Financial Performance and Business Highlights
As evidenced by our financial results set forth below, our performance during the last fiscal year was strong, especially in the context of the overall industry challenges faced by us and our peer companies, and showed significant improvement year-over year along with enhancement of our already improved financial results. We believe these financial metrics are important reflections of our Corporation’s health in that we made significant gains in our revenues, gross margin and Adjusted EBITDA¹. These metrics are commonly used to evaluate a company’s financial position among investors and we believe that our marked improvement in each is indicative of the Corporation’s strong performance.

(1)
Adjusted EBITDA is a non-GAAP financial measure. See pages 56-59 of our annual report on Form 10-K filed with the SEC on May 30, 2019 for additional information regarding Adjusted EBITDA and a reconciliation to the most directly comparable financial measure prepared in accordance with GAAP.

2019 – A Year of Strong Results
✓ Revenue increase of over 15.2%
✓ Gross Margin increase of 35.1% and Gross Margin percentage increase of 490 basis points
✓ Adjusted EBITDA increase of approx. 51%

Significant gain or strong performance in every key financial metric!

Say-on-Pay Results and Stockholder Engagement
At the 2018 Annual Meeting, stockholders had the opportunity to approve, in a non-binding advisory vote, the compensation of our NEOs. This is referred to as a “say-on-pay” proposal. Approximately 95.91% of the total votes cast supported our executive compensation decisions for 2018. Since the institution of say-on-pay advisory (non-binding) votes, the Corporation has generally received strong support for our compensation program, with stockholders typically reporting a 90% or more favorable vote.
As our financial performance results show, we believe the Corporation is on a strong footing as a result of much hard work on the part of our management team and employees generally. As always, we will continue to monitor the feedback received from our stockholders, including responses to this year’s say on pay advisory (non-binding) proposal and will consider this information as we evaluate our executive compensation programs.

2018/2019 Compensation Decisions/Highlights
The key compensation decisions made by the Compensation Committee for the NEOs related to our fiscal year beginning April 1, 2018 and ending March 31, 2019:

•
Base Salaries: All of the NEOs except Mr. Lowe received modest base salary increases of between 3.0% and 6.3%. Mr. Lowe was appointed CEO after the departure of Mr. Loof. In connection with his new position, Mr. Lowe postponed his pending retirement and received a new base salary and employment contract.

•
KEMET Annual Incentive Program (“KAIP”): Based on the Corporation’s performance, individual performance and in certain cases business group performance, the Compensation Committee awarded the NEOs (except for Mr. Loof, who became ineligible due to his separation from the Corporation) between 150% and 200% of their respective target award opportunities. For more information, please refer to page 27.

•
2019/2020 Long-Term Incentive Program (“LTIP”): The Compensation Committee granted target awards to our NEOs (except for Mr. Loof, who became ineligible due to his separation from the Corporation) 60% of which are performance-based and 40% of which are time-based. For more information, please refer to page 30.

Best Compensation Governance Practices & Policies
Our executive compensation program is grounded in the following policies and practices, which we believe promote sound compensation governance, enhance our executive compensation philosophy and further align our NEOs’ interests with those of our stockholders:

What We Do	What We Do Not Do
✓ Place a heavy emphasis on variable compensation	× Provide “single trigger” change in control severance benefits
✓ Require significant stock ownership	× Offer significant perquisites
✓ Maintain a ‘clawback’ policy	× Allow excise tax gross up upon a change in control
✓ Conduct annual compensation risk assessments	× Permit short selling of our stock
✓ Use an independent compensation consultant	× Guarantee base salaries
✓ Set meaningful performance goals that are an incentive for strong performance without encouraging undue risk taking	× Allow hedging or pledging of our stock held by executives
Our Executive Compensation Program
Overview of our Executive Compensation Program
After reviewing our performance and the corresponding executive compensation awards, the Compensation Committee believes the Corporation’s compensation strategy continues to serve our Corporation and stockholders well. We will continue to rely on a balance of the following compensation and benefit programs to attract and retain executive talent and to ensure a strong connection between executive compensation and financial performance:

•	Base salary (fixed compensation);

•	Annual bonus incentives (cash bonuses);

•	Long-term incentive compensation that, if earned, is paid in the form of cash and restricted stock;

•	Limited perquisites and other personal benefits; and

•	Retirement programs (broad-based and executive-level) and health and welfare benefits that are available to other employees.

Our Compensation Philosophy
Our executive compensation program closely aligns compensation paid to the NEOs with the Corporation's performance. The program is designed to exemplify the following tenets of our overall compensation philosophy:

Key Philosophy Tenets
Stockholder Alignment	NEOs should be compensated through pay components (base salaries, annual- and long-term incentives) designed to create long-term value for our stockholders, as well as foster a culture of ownership.
Pay for Performance	A large portion of a NEO’s total compensation should be variable (“at risk”) and tied to the achievement of the organization’s financial performance, as well as team and individual contributions.
Competitiveness
Provide a structure that is internally fair and equitable for the skills and knowledge required to perform each individual role; and provide an externally competitive compensation structure for positions of similar skill, responsibilities, and geographic location.

Attraction and Retention
The executive compensation program should enable the organization to attract executives with a technical background, international experience and the broader skills necessary for the management of a global corporation.

Compensation Components and Mix
Our executive compensation philosophy is supported by the following core components of our program:

Compensation Component	How It Is Paid	Purpose
Base salary	Cash (Fixed)
Provide a base level of compensation that fairly accounts for the external market value, skills and responsibilities of a specific position and that provides our NEOs with a stable amount of compensation.

KAIP (annual incentive)	Cash (Variable)	Reward NEOs based on the Corporation’s achievement of pre-determined annual financial goals, as well as team and individual contributions to annual performance results.
LTIP (long-term incentive)	Cash and Equity (Variable)
Based in part on achievement of pre-determined financial goals over a two-year measurement period, provide NEOs with significant additional incentive to promote the long-term financial success of the Corporation, and create stockholder value, as well as support our leadership retention objectives.

Pay Mix
The graphs below show the mix between base salary, target KAIP (annual incentive) opportunity and target 2019/2020 LTIP (long-term incentive) opportunity by our CEO, Mr. Lowe, and all other NEOs (except Mr. Loof) during our last fiscal year. We believe our compensation program strikes an appropriate balance of fixed pay versus at-risk pay that encourages executive performance and provides compensation commensurate with our Corporation’s results.

How Decisions Are Made
The Compensation Committee oversees the executive compensation program for our NEOs. The Committee is comprised of independent non-employee members of the Board. The Committee works closely with its independent consultant and management to examine the effectiveness of the Corporation's executive compensation program throughout the year. Details of the Committee's authority and responsibilities are specified in the Committee's charter; please see page 52 for ways to view the Committee charter.
The Role of the Compensation Committee
The Compensation Committee’s goal is to award compensation that is reasonable and consistent with the Corporation’s executive compensation philosophy and objectives. In making decisions with respect to any element of a NEO’s compensation, the Compensation Committee considers the total compensation (base salary, annual and long-term incentives) that may be awarded.
In reviewing each component of compensation, the Compensation Committee uses data provided by its outside advisors to review not only the level of compensation provided by the Corporation and its competition, but also the mix of compensation ("pay mix"). The pay mix refers to the percentage of compensation which is allocated to each component of compensation. This allows the Compensation Committee another means of assessing the competitiveness and structure of executive compensation and ensures that the philosophies and objectives of the Corporation are being achieved.
The Compensation Committee does not strive to set executive compensation opportunities and payments at a specific market position, or provide a mix of compensation as compared to market data. Rather, the Compensation Committee considers market data in making informed decisions regarding levels and the mix of total compensation.
Other factors considered when making compensation decisions include individual performance, objective performance criteria, responsibilities within the organization, skills required to meet position specifications and the Corporation’s need for a flexible and adaptable workforce. We believe that these factors allow us to attract and retain the executives with the skills needed to manage a multinational corporation. Incentive compensation rewards may be team or individual performance based. Award criteria are directly tied to the Corporation’s business and strategic plan. All compensation components reflect the Corporation’s international focus.
The Role of Management
In making its determinations with respect to executive compensation, the Compensation Committee is supported by the Corporation’s Senior Vice President and Chief Human Resources Officer.
The Compensation Committee frequently requests the CEO to be present at Compensation Committee meetings where executive compensation and corporate performance are discussed and evaluated. The CEO is free to provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only independent Compensation Committee members are allowed to vote on decisions made regarding executive compensation.
The Compensation Committee meets with the CEO to discuss his own compensation package, but ultimately, decisions regarding the CEO’s compensation are made by the Compensation Committee, meeting in executive session, without the CEO or any other executive officer present, solely based upon the Compensation Committee’s deliberations. Decisions regarding other executives who report directly to the CEO are made by the Compensation Committee after considering recommendations from the CEO and Senior Vice President and Chief Human Resources Officer.
The Role of the Independent Compensation Consultant
The Compensation Committee has historically engaged the services of an independent compensation consultant. For the fiscal year ending March 31, 2019, the Compensation Committee retained the services of Pearl Meyer & Partners (“Pearl Meyer”) to assist with its review of the compensation package of the CEO and other executives. In addition, Pearl Meyer was retained to assist the Compensation Committee with several special projects, including monitoring trends in executive compensation.
The Compensation Committee retains Pearl Meyer directly, although in carrying out assignments Pearl Meyer also interacts with Corporation management when necessary and appropriate. Specifically, the Senior Vice President and Chief Human Resources Officer interacts with the consultant to provide compensation data. In addition, Pearl Meyer may, in its discretion, seek input and feedback from the executives regarding its consulting work product prior to presentation to the Compensation Committee to confirm its alignment with the Corporation’s business strategy, determine what additional data may need to be gathered, or identify other issues, if any, prior to presentation to the Compensation Committee. Pearl Meyer does not provide any services to the Corporation other than its consulting services to the Compensation Committee related to executive and director compensation.
The Role of Peer Groups
Every two years, or on an as needed basis, the Compensation Committee reviews external market data compiled by Pearl Meyer to examine the total cash and incentive compensation components of the compensation package that the Corporation provides to its NEOs and non-employee directors to determine if such compensation is competitive. The information provided by Pearl Meyer is analyzed by the Compensation Committee while reviewing the competitive nature of compensation provided to the NEOs and non-employee directors.
In making compensation decisions with respect to employee salaries, including the NEOs, the Compensation Committee maintains a standard pay range structure based on an external market analysis provided by Pearl Meyer. Pay ranges are reviewed periodically and adjustments made, as needed and within the financial capabilities of the Corporation and based on market conditions. No adjustments were made in fiscal year 2019.
Historically, the Compensation Committee has reviewed data provided by Pearl Meyer from a variety of peer organizations. Based on a review by Pearl Meyer, in July 2016 the Committee approved changes to the Corporation’s peer group list to better align the peer group companies with the Corporation’s revenues and business/product mix. Peer group companies generally report annual sales .5X to 2X the Corporation's annual sales, with median annual revenues of $1.2 billion. The companies in our peer group are considered peer companies of the Corporation because they either manufacture capacitors or other electronic components, compete in the same market segments or actively recruit each other’s employees due to similar skill requirements. The table below lists the Company's current peer group.

Company	Ticker	Business Description
TTM Technologies Inc.	TTM	TTM Technologies, Inc., together with its subsidiaries, manufactures printed circuit boards (PCBs) worldwide.
Vishay Intertechnology Inc.	VSH	Vishay Intertechnology, Inc. manufactures and supplies discrete semiconductors and passive components in the Americas, Europe, and Asia.
Teradyne Inc.	TER	Teradyne, Inc. designs, develops, manufactures, and sells automatic test equipment worldwide.
National Instruments Corporation	NATI	National Instruments Corporation designs, manufactures, and sells systems to engineers and scientists worldwide.
AVX Corp.	AVX	AVX Corporation, together with its subsidiaries, manufactures and supplies various passive electronic components, interconnect devices, and related products worldwide.
Integer Holdings Corporation	ITGR	Integer Holdings Corporation operates as a medical device outsource manufacturer worldwide.
Littelfuse Inc.	LFUS	Littelfuse, Inc. designs, manufactures, and sells circuit protection devices for use in the automotive, electronics, and industrial markets worldwide.
Viavi Solutions Inc.	VIAV	Viavi Solutions Inc. provides network test, monitoring, and assurance solutions to communications service providers, and enterprises and their ecosystems worldwide.
Diodes Incorporated	DIOD
Diodes Incorporated, together with its subsidiaries, designs, manufactures, and supplies application-specific standard products in the discrete, logic, and analog and mixed semiconductor markets primarily in Asia, North America, and Europe.

Methode Electronics, Inc.	MEI	Methode Electronics, Inc. designs, manufactures, and markets component and subsystem devices in the United States and internationally.
Rogers Corporation	ROG	Rogers Corporation designs, develops, manufactures, and sells engineered materials and components worldwide.
Intersil Corporation	ISIL
Intersil Corporation designs and develops power management and precision analog integrated circuits (ICs) for applications in the infrastructure, industrial, automotive, military, aerospace, computing, and consumer markets.

CTS Corporation	CTS
CTS Corporation designs, manufactures, and sells a range of sensors, electronic components, and actuators primarily to original equipment manufacturers for the transportation, communications, defense and aerospace, medical, industrial, and information technology markets.

KEMET Corp.	KEM	KEMET Corporation, together with its subsidiaries, manufactures and sells passive electronic components under the KEMET brand worldwide.
Compensation Decisions for Fiscal Year Ending March 31, 2019
Base Salary
Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. Base salary levels are reviewed annually. When making adjustments, the Compensation Committee considers the Corporation’s overall performance; the NEO’s individual performance, experience, career potential, compensation data and competitive market practices. The Compensation Committee determines base salary adjustments (if any) for our NEOs during the third quarter (ending December 31) of the fiscal year, and the base salary adjustments for fiscal year 2019 were effective October 1, 2018. For fiscal 2019, the Compensation Committee made the following adjustments to the NEOs’ base salaries:

	Executive	Calendar Year 2018 Base Salary $	Calendar Year 2019 Base Salary $	Adjustment $	Adjustment %
William M. Lowe, Jr.	Chief Executive Officer	573,523	725,000	151,477	26.4%
Per-Olof Loof	Former Chief Executive Officer	920,000	920,000	n/a	n/a
Gregory C. Thompson	Executive Vice President and Chief Financial Officer	—	575,000	575,000	hired 12/1/2018
Claudio Lollini	Senior Vice President, Global Sales & Marketing	324,450	345,000	20,550	6.3%
Charles C. Meeks, Jr.	Executive Vice President, Solid Capacitors - Tantalum	437,091	450,000	12,909	3.0%
Stefano Vetralla	Senior Vice President, Chief Human Resources Officer	284,630	300,000	15,370	5.4%
Based on its review, the Compensation Committee determined that the modest base salary increases of between 3.0% and 6.3% were appropriate for all of our NEOs, and helped to ensure their fixed compensation remained market competitive. Mr. Lowe received a 26.4% increase to his base salary, reflecting his appointment as Chief Executive Officer of the Corporation and his resulting new responsibilities.
KEMET Annual Incentive Program (“KAIP”)
The KAIP is intended to reward executives based on a combination of the Corporation’s annual financial performance, individual performance and in the case of Mr. Meeks, segment performance. The Compensation Committee has established targets, thresholds and maximum opportunities generally consistent with market data. Our NEOs had the following cash opportunities (and opportunity as a percentage of base salary as of March 31, 2019, which salaries were approved in October of 2018) under the KAIP.
The table below shows the incentive opportunities at threshold, target and maximum for each NEO (as a percentage of base salary) for fiscal year 2019. In general, the Compensation Committee believes that our CEO’s KAIP potential performance payouts should be larger than that of our other NEOs to reflect his responsibility for the Corporation’s overall performance.

	Threshold Performance		Target Performance		Maximum Performance
NEO	($)	(%)	($)	(%)	($)	(%)
William M. Lowe, Jr.	362,500	50	725,000	100	1,450,000	200
Per-Olof Loof	460,000	50	920,000	100	1,840,000	200
Gregory C. Thompson	201,250	35	402,500	70	805,000	140
Claudio Lollini	103,500	30	207,000	60	414,000	120
Charles C. Meeks, Jr.	157,500	35	315,000	70	630,000	140
Stefano Vetralla	90,000	30	180,000	60	360,000	120
Performance Objectives and Weightings
In general, the KAIP is weighted 70% based on company financial performance metrics (or in the case of Mr. Meeks, 30% company and 40% segment) to reflect the importance of achieving measurable and meaningful goals that are key drivers and indicators of our Corporation’s performance.

For all NEOs, 30% of their 2019 KAIP was determined by their individual performance as evaluated by the CEO (for all NEOs other than the CEO, who is evaluated by the Compensation Committee) and approved by the Compensation Committee. The Compensation Committee believes linking a portion of a NEO’s annual bonus to the achievement of individual performance goals provides an appropriate balance between financial goals and such individual’s performance in determining total annual variable compensation. Individual performance is evaluated holistically following the end of the performance period and the Compensation Committee considers the achievement of individual performance goals in the context of the Corporation's performance and determines an appropriate level of payout.
As noted above, 40% of the annual bonus opportunity for Mr. Meeks, who is a segment leader, is based on the achievement of performance goals specifically tailored to his business group. The Compensation Committee believes this mix of company-wide and business group specific performance measures appropriately reflects Mr. Meeks' impact on the segment he manages and the Corporation’s overall performance.
Each component of the KAIP operates independently of each other; therefore, a NEO may become entitled to receive a bonus solely based on the Corporation’s performance, individual performance, or in the case of Mr. Meeks, segment performance. Moreover, a portion of the corporate performance component of the KAIP may be attained by achievement of the Adjusted EBITDA, free cash flow or revenue performance goals described below.
The table below summarizes the relative weighting of each performance component applicable to the 2019 KAIP for each of our NEOs.

Executive	Corporate Performance	Business Segment Performance	Individual Performance
William M. Lowe, Jr.	70%	N/A	30%
Per-Olof Loof	70%	N/A	30%
Gregory C. Thompson	70%	N/A	30%
Claudio Lollini	70%	N/A	30%
Charles C. Meeks, Jr.	30%	40% Solid Capacitors - Tantalum Business Segment	30%
Stefano Vetralla	70%	N/A	30%
The Compensation Committee has the right to exercise discretion to adjust the KAIP payout relating to the achievement of personal performance goals to ensure that payouts produce their desired result. Individual performance is evaluated holistically following the end of the performance period and the Compensation Committee considers these personal performance goals in the context of the Corporation’s performance and determines an appropriate level of payout.
Financial Performance Measures
The Compensation Committee established the following performance measures under the KAIP for measuring the Corporation’s performance in fiscal year 2019 (amounts are in millions, except percentages). As shown below, the Corporation’s strong 2019 performance exceeded each of the various target Corporate financial performance metrics.

Weighting (% of Business Opportunity)	Corporate Performance Measure	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
40%	Adjusted EBITDA	158.6	198.3	238.0	289.5
15%	Free Cash Flow	68.6	85.8	103.0	128.0
15%	Revenue	1,127.1	1,252.3	1,377.5	1,382.8

For Mr. Meeks, the Compensation Committee established the following performance measures under the KAIP for measuring the Corporate and Solid Capacitors - Tantalum Performance in fiscal year 2019 (amounts are in millions, except percentages):

Weighting (% of Bonus Opportunity)	Corporate and Business Segment Performance Measure	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
25%	TA Adjusted EBITDA	126.9	158.6	190.3	211.6
15%	TA Revenue	459.0	510.0	561.0	563.3
15%	Corporate Adjusted EBITDA	158.6	198.3	238.0	289.5
10%	Corporate Free Cash Flow	68.6	85.8	103.0	128.0
5%	Corporate Revenue	1,127.1	1,252.3	1,377.5	1,382.8
As illustrated above, Mr. Meeks exceeded each of his target performance metrics and surpassed his stretch maximum performance goals, demonstrating the solid performance of the business segment for which he is primarily responsible.
For the fiscal year 2019 KAIP, the Compensation Committee selected the corporate and segment performance measures described above because they reflect the corresponding financial and operating targets in the Corporation’s annual business budget for the fiscal year. In order for a minimum bonus payout to occur, the threshold is set at 90% of target for the revenue performance targets and 80% of target for all other performance targets. At the time the measures were established, the Compensation Committee believed that it would require a high degree of difficulty to reach the maximum bonus payout which is set at 110% of target for the revenue performance targets and 120% of target for all other performance targets.
For purposes of the KAIP, we define the various performance metrics as follows:
“Adjusted EBITDA” is defined as net income/loss before income tax expense; interest expense, net; and depreciation and amortization; adjusted to exclude the following: write down of long-lived assets; restructuring charges; plant start-up costs; plant shut-down costs; net foreign exchange gain/loss; stock-based compensation expense; net loss on sales and disposals of assets; ERP integration costs/IT transition costs; TOKIN investment related expenses; equity income (loss) from TOKIN; change in value of TOKIN options; pension plan adjustment; and legal expenses related to antitrust class actions.
“Free Cash Flows” is defined as Adjusted EBITDA (defined above) adjusted for the change in working capital (change in inventories, net; accounts receivable, net; and accounts payable), and less cash capital expenditures.
“Revenue” is defined as net sales in accordance with U.S. GAAP.
Adjusted EBITDA is a non-GAAP performance measure that we use in our quarterly and annual reports filed with the SEC. The Compensation Committee has historically used Adjusted EBITDA and Free Cash Flows in evaluating the Corporation and its segments' performance and believes such measures are appropriate as the committee seeks to measure the performance of the underlying business operations of the Corporation, and the items referenced above that are excluded in computing those measures are of the type that do not generally relate to the underlying business operations and make it difficult to compare results from period to period.
Within 90 days after completion of the fiscal year, the Compensation Committee reviews the Corporation’s performance and determines each participant’s bonus award. Payments of awards are paid in one or more cash installments, with the first payment occurring shortly after the Compensation Committee’s approval.
Individual Performance Measures
Following the end of the performance year, the Compensation Committee reviews each NEO’s performance and assesses his performance holistically in the context of our Corporation’s overall performance rather than based on predetermined individual performance goals. The Compensation Committee’s ultimate determination of each NEO’s personal performance for purposes of the KAIP is discretionary in nature.

KAIP - Fiscal Year 2019 Results
Based on the Corporation’s performance, the NEO’s individual performance and, where applicable, the NEO’s business group performance, the NEOs earned the awards below under the KAIP. Achievement was at 200% of the Corporate financial measures, and 200% for Solid Capacitors - Tantalum. The Compensation Committee also approved the discretionary individual performance component of the KAIP in amounts ranging from 100% to 200% of target. The amounts below show the total payout of KAIP as a percentage of target, including corporate, segment where applicable, and individual performance.

Executive	Target KAIP ($)	Actual KAIP ($)	Actual KAIP as a % of Target (%)
William M. Lowe, Jr.	725,000	1,341,250	185%
Per-Olof Loof	920,000	n/a (1)	n/a (1)
Gregory C. Thompson	402,500	762,738	190%
Charles C. Meeks, Jr.	315,000	630,000	200%
Claudio Lollini	207,000	392,265	190%
Stefano Vetralla	180,000	341,100	190%
(1) Mr. Loof was not eligible for payout due to his resignation on December 19, 2018.
The Long-Term Incentive Program (“LTIP”)
The Compensation Committee believes the LTIP provides NEOs with significant additional incentive to drive the long-term financial success of the Corporation and attract and retain talented leadership. The Compensation Committee further believes that by structuring a significant amount of the LTIP to provide our NEOs with equity-based incentives that are subject to our stock ownership guidelines, the plan appropriately aligns their interests with our stockholders.
LTIP Fiscal 2019/2020 Performance Period
In May 2018, the 2019/2020 LTIP was established which consisted of a performance component and time-based component award structure. As described further below, the performance based portion (60%) of the 2019/2020 LTIP vests based on the Corporation’s achievement of a two-year cumulative Adjusted EBITDA target (the “2019/2020 Performance LTIP”), 50% of which is paid in restricted stock units ("RSUs") and 50% of which is paid in cash, based on actual performance. The remaining time-based portion (40%) of the LTIP award consists of time-vesting RSUs which vest in three equal annual installments beginning May 2019 (the “2019/2020 Time Based LTIP”).
In general, the total incentive opportunity under the 2019/2020 LTIP is measured as a percentage of a participant’s base salary and increases according to the individual’s seniority within the Corporation, such that a larger portion of senior executives’ compensation is contingent upon the Corporation’s success. This offers the NEOs the opportunity to earn above median total compensation upon the achievement of outstanding results (based on market data reviewed by the Compensation Committee).

The NEOs were granted the following 2019/2020 LTIP opportunities as a percentage of base salary:

NEO	2019/2020 Performance LTIP			2019/2020 Time LTIP
	% of Base Salary (at Target)			% of Base Salary (at Target)
	Minimum	Target	Maximum
William M. Lowe, Jr.	30%	60%	160% (1)	40%
Per-Olof Loof	30%	60%	160%	40%
Gregory C. Thompson	30%	60%	90%	40%
Charles C. Meeks, Jr.	30%	60%	90%	40%
Claudio Lollini	22.5%	45%	67.5%	30%
Stefano Vetralla	22.5%	45%	68%	30%
(1) Mr. Lowe's 2019/2020 LTIP is based on a special target salary of $1M approved by the Board.
The performance portion of the 2019/2020 LTIP is earned based on the Corporation’s achievement of an Adjusted EBITDA performance goal (calculated in the same manner as under the KAIP) for the two-year period ending March 31, 2020. The Compensation Committee continues to believe Adjusted EBITDA is an appropriate and effective measure of the Corporation’s overall performance. The threshold level of performance was set at 75% of target and was, at the time it was established, believed to be an achievable goal. At the time the Compensation Committee determined the target level of performance, the goal was believed to be aggressive, but obtainable. The maximum level of performance was set based on 120% of target and was believed to be realizable, but only with exceptional performance. If any of these performance levels are reached, 50% of the 2019/2020 Performance LTIP is paid in RSUs, and 50% is paid in cash. One-half of the RSUs vest at the end of the performance period and the other half is settled one year later. Vested RSUs are settled in Restricted Shares. The cash portion of the Performance Award is paid at the end of the performance period.
LTIP - Results for 2018/2019 Period Ended March 31, 2019

The threshold, target and maximum of the Adjusted EBITDA performance goals for the 2018/2019 LTIP are set forth below. As shown, the Corporation’s performance over the two-year performance period ending March 31, 2019 exceeded our stretch maximum performance goals and paid at 150% of the Performance LTIP target. Adjusted EBITDA is calculated under the 2018/2019 LTIP in the same manner as under the KAIP.

Performance Measure	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
Adjusted EBITDA (in millions)	225.0	300.0	375.0	481.3

Based on the Corporation’s performance, the NEOs earned the Performance LTIP awards below:

NEO	Performance Cash Award ($)		Performance Shares Granted (#)
William M. Lowe, Jr.	$506,049		—
Per-Olof Loof	$0
Gregory C. Thompson	$0	(1)	—
Claudio Lollini	$208,575		—
Charles C. Meeks, Jr.	$381,924		—
Stefano Vetralla	$168,639		—

(1) Mr. Thompson was not eligible to participate in the 2018/2019 LTIP because he was not appointed as the Corporation's Executive Vice President and Chief Financial Officer until December 2018 which is outside of the eligibility period for the plan.

Other Policies, Practices and Guidelines
Stock Ownership Guidelines
To directly align the interests of the NEOs with the interests of the stockholders, the Compensation Committee established guidelines stipulating that each NEO should maintain a minimum ownership interest in the Corporation. The amount to be retained varies depending upon the NEO’s position:

NEO	Stock Ownership Guideline
William M. Lowe, Jr.	Five (5) times base salary
Per-Olof Loof	Five (5) times base salary
Gregory C. Thompson	Three (3) times base salary
Claudio Lollini	Two (2) times base salary
Charles C. Meeks, Jr.	Three (3) times base salary
Stefano Vetralla	Two (2) times base salary
The time period during which such minimum number of shares is to be acquired and retained was initially targeted five years from the later of (i) April 1, 2006 or (ii) the year in which such executive officer was hired or promoted to executive officer status. All of our NEOs have achieved their targeted share ownership except for Mr. Thompson who recently joined the Corporation in December of 2018. Under these guidelines, our NEOs may not sell shares of our Common Stock acquired through grant from the Corporation that would result in them falling below the applicable ownership level. As persons with access to material non-public information regarding the Corporation, our NEOs, like all of our employees and directors, are restricted in their ability to trade our securities in accordance with applicable law, the guidelines contained in our Code of Conduct and our Trading Policy which, among other things, limits trading in KEMET stock to certain quarterly trading periods.
Stock Holding Requirements
Any profit shares, defined as net shares after paying taxes, must be held until the grantee’s targets under the Corporation’s stock ownership guidelines are met. The Compensation Committee determined that requiring NEOs to hold all Restricted Shares and other performance- based equity awards until their employment terminates does not provide individuals with an opportunity to benefit from performance-based equity grants and that the stock ownership guidelines were appropriate for ensuring NEO’s hold an appropriate level of shares of the Corporation’s common stock.
Anti-Hedging and Anti-Pledging Polices
We have adopted anti-hedging and anti-pledging policies that prohibit covered persons, including our NEOs, from holding the Corporation's securities in a margin account, pledging the Corporation's securities as collateral for a loan or entering into hedging or monetization transactions with respect to the Corporation's securities. The policy prohibiting pledging relates to all shares acquired in any manner after the date of the adoption of the policy and all shares acquired pursuant to any equity compensation arrangement regardless of when acquired. The anti-hedging policy applies to any shares held by covered persons regardless of when or how they are acquired.
Retirement, Health and Welfare Benefits
Our NEOs participate in the same retirement, health and welfare benefits as other employees, based on their country regulations. Other than the supplemental retirement savings plans described below, no supplemental programs are provided.

Deferred Compensation Plan for Key Managers
The NEOs, in addition to certain other U.S.-based eligible executives, are entitled to participate in the Deferred Compensation Plan for Key Managers (the “DCP”). The DCP offers its NEOs an opportunity to save on a tax-advantaged basis for their retirement. Participants in the DCP can defer up to 75% of their total compensation on a pre-tax basis during any fiscal year. If a participant elects to defer a portion of their compensation, the Corporation will match an amount equal to 100% of the first six percent of compensation that a participant elects to defer. Benefits under the DCP are paid no earlier than at the beginning of the year following the executive’s retirement or termination of employment. NEOs can participate in either the DCP or the Corporation’s 401(k) retirement savings plan or both; however, the aggregate match provided by the Corporation under both plans and the Secured Benefit Plan (described below) cannot exceed six percent of compensation in any given calendar year.
Executive Secured Benefit Plan
The KEMET Executive Secured Benefit Plan (the “Secured Benefit Plan”) is an after-tax non-qualified retirement plan available to certain U.S.-based eligible executives, including the NEOs. The Secured Benefit Plan supplements the Corporation’s two existing pre-tax deferred compensation plans—the DCP and the 401(k) retirement savings plan.
The Secured Benefit Plan allows participants to make after-tax contributions that are placed in an institutional life insurance policy that is owned by the participant with investment options in a variety of mutual funds. Each participant may elect to make contributions to the Secured Benefit Plan in an amount not to exceed 50% of his or her base salary plus 50% of his or her KAIP incentive compensation; provided, however, the participant’s initial contribution must equal at least $5,000. There are no minimum contributions in subsequent years. The Corporation will match an amount equal to 100% of the first six percent of compensation that a participant elects to contribute to the Secured Benefit Plan, though this amount is reduced to account for any contributions made to the DCP or 401(k) retirement savings plan. The participant’s contributions to the Secured Benefit Plan are made on an after-tax basis and any Corporation matching contributions are taxable income to the participant for the year in which such contributions are made on behalf of the participant. Each participant is responsible for all federal, state and local taxes on such contributions. In addition, all policy premiums and fees are paid by the participant.
Unlike the DCP or 401(k) retirement savings plan, the Secured Benefit Plan allows participants to withdraw up to 100% of their contributions in the life insurance policy, subject to minor fees, while actively employed or following termination of employment. Upon death, the estate of the participant will receive a death benefit equal to the amount of the original life insurance policy, minus any distributions.
Perquisites
The Corporation believes that setting appropriate levels of base and variable pay are of greater importance to motivating key talent and increasing stockholder return than any package of non-cash perquisites. In fiscal year 2019, Mr. Loof received reimbursement for spousal travel and home office phone expenses. Mr. Vetralla received reimbursements for his expatriate assignment. There were no other significant recurring perquisites granted to any of our NEOs.
Executive Agreements
With the exception of Mr. Lowe, our current CEO, and Mr. Loof, whom Mr. Lowe succeeded as CEO, none of our NEOs were employed pursuant to employment agreements during fiscal year 2019.

On December 19, 2018, Mr. Loof resigned as the Corporation's CEO. Prior to his resignation, Mr. Loof was employed by the Corporation pursuant to the terms and conditions of the April 18, 2018 Amended and Restated Employment Agreement (the "Loof Agreement").
On December 19, 2018, Mr. Lowe was appointed CEO by the Corporations' Board of Directors. Mr. Lowe's compensation as CEO, effective January 1, 2019, is set forth in the March 20, 2019 Employment Agreement between Mr. Lowe and the Corporation (the ""Lowe Agreement")". The initial term of the Lowe Agreement is January 1, 2019 through March 31, 2021, which can be extended by mutual agreement. The Lowe Agreement provides that Mr. Lowe may receive severance benefits upon his termination without cause or resignation for good reason, as described in the section titled “Potential Payments Upon Termination or Change-in-Control.” Such severance benefits are subject to Mr. Lowe's continuing compliance with non-competition and non-solicitation restrictive covenants (with respect to both employees and customers) for a period of 24 months following the termination of his employment. The Lowe Agreement superseded the December 1, 2014 Incentive Award, Severance and Non-Competition Agreement between Mr. Lowe and the Corporation, pursuant to which Mr. Lowe was granted 250,000 RSUs on December 1, 2014, the final 200,000 of which vested on December 1, 2018. In connection with his appointment to CEO, the Corporation granted Mr. Lowe 50,000 RSUs on January 1, 2019, 25,000 of which will vest 15 months after the date of grant and 25,000 of which will vest 27 months after the date of grant (the “Special RSU Grant”), in each case subject to Mr. Lowe’s employment with the Corporation on the applicable vesting date and the other terms and conditions of the Corporation’s Omnibus Incentive Plan.
The material terms of the Loof Agreement and the Lowe Agreement are described below in the narrative description to the Summary Compensation Table and the Grants of Plan-Based Awards Table.
Change in Control Severance Agreements
In fiscal year 2018, the Compensation Committee approved and the Corporation entered into Change in Control Severance Compensation Agreements (the “Change in Control Severance Agreements”) with each of its NEOs that are currently scheduled to expire on July 27, 2020. The Corporation has historically provided these double-trigger change in control protections for its named executive officers and the Compensation Committee continues to believe that the Change in Control Severance Agreements are in the Corporation’s best interests in order to ensure that in the event of a possible change in control of the Corporation, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control. The material terms of the Change in Control Severance Agreements are set forth in the section titled “Potential Payments Upon Termination or Change-in-Control.”
Agreement with Mr. Meeks
On December 1, 2014, the Compensation Committee approved and the Corporation entered into an Incentive Award, Severance and Non-Competition Agreement with Mr. Meeks (the “Meeks Agreement”).
Pursuant to the Meeks Agreement, we granted Mr. Meeks 160,000 RSUs on December 1, 2014. On each of the first, second and third anniversaries of the grant date, 20,000 RSUs vested and the remaining 100,000 RSUs vested on the fourth anniversary of the grant date, in all cases, contingent on Mr. Meeks remaining employed through the applicable vesting date. As discussed in greater detail in the section titled “Potential Payments Upon Termination or Change-in-Control,” all of the RSUs awarded to Mr. Meeks under the Meeks Agreement vest upon his death, disability, termination without cause, resignation for good reason or termination by the Corporation within 24 months following a change in control. Mr. Meeks’ agreement also requires he abide by non-competition and non-solicitation restrictive covenants (with respect to both employees and customers) for one year after his termination of employment with the Corporation, whether by the Corporation or by Mr. Meeks. The Meeks Agreement does not provide Mr. Meeks with any additional severance protections.

As noted above, the Compensation Committee believes it was important to enter into this agreements to incentivize Mr. Meeks to retain his employment with the Corporation for the four-year period ending in 2018 and to provide a powerful incentive for Mr. Meeks to work to create additional stockholder value that he may realize upon settlement. In addition, the Corporation secured important non-competition and non-solicitation restrictive covenants that are designed to protect the Corporation’s interests in the event that Mr. Meeks’ employment terminates.
Management of Executive Compensation-Related Risk
The executive compensation program is designed to create incentives for our NEOs to achieve the Corporation’s annual and longer-term business objectives. The Compensation Committee considers how the individual elements of executive compensation and the executive compensation program as a whole could potentially encourage our NEOs, either individually or as a group, to make excessively risky business decisions at the expense of long-term stockholder value. In order to address this potential risk, the Compensation Committee annually reviews the risk characteristics of the Corporation’s executive compensation programs and considers methods for mitigating such risk. For fiscal 2019, the Compensation Committee concluded that the executive compensation program and its policies do not encourage excessive risk-taking and that any risks arising from the Corporation’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Corporation.
Tax and Accounting Implications
The Tax Cuts and Jobs Act of 2017 (the "Tax Reform Act"), which was enacted on December 22, 2017, significantly alters the Corporation's ability to deduct for federal income tax purposes compensation paid to certain of its executives. Prior to its passage, Section 162(m) of the Code limited the Corporation's ability to deduct compensation paid to its named executive officers (other than the chief financial officer) in excess of $1 million per year, unless the compensation was "performance based," as described in the regulations under Code Section 162(m). In general, the Tax Reform Act eliminated the exception from Code Section 162(m)'s deduction limits for performance-based compensation, clarified that chief financial officers are covered by the deduction limitation, and made certain other changes, including providing for transition relief for written binding contracts in effect on November 2, 2017.
As in the past, the Compensation Committee expects to continue to take into consideration the tax deductibility of compensation, but reserves the right to authorize payments that may not be deductible if it believes that the payments are appropriate and consistent with our compensation philosophy.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussions with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

Submitted by:    Robert G. Paul, Chairman
Gurminder S. Bedi
Dr. Wilfried Backes
Members of the Committee

SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation earned by each of the Named Executive Officers for each of the last three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All-Other Compensation ($)(5)	Total ($)
William M. Lowe, Jr. Chief Executive	2019	611,392	326,250	1,106,409	1,521,049	52,712	3,617,812
Officer, former Executive Vice President and	2018	565,088	180,660	224,911	1,053,363	13,614	2,037,636
Chief Financial Officer	2017	549,995	236,156	218,360	518,703	19,030	1,542,244

Per-Olof Loof	2019	668,095	—	—	—	21,256	689,351
former Chief Executive Officer	2018	886,250	552,000	2,657,001	2,338,000	177,039	6,610,290
	2017	875,000	525,000	350,000	1,072,381	191,344	3,013,725

Gregory C. Thompson	2019	191,667	199,238	2,048,000	563,500	55,585	3,057,990
Executive Vice President	2018	—	—	—	—	—	—
Chief Financial Officer	2017	—	—	—	—	—	—

Claudio Lollini	2019	337,425	102,465	97,335	498,375	1,838,826	2,874,426
Senior Vice President,	2018	—	—	—	—	—	—
Global Sales and Marketing	2017	—	—	—	—	—	—

Charles C. Meeks, Jr.	2019	443,545	189,000	174,836	822,924	47,081	1,677,386
Executive Vice President,	2018	427,542	156,041	169,744	799,149	49,290	1,601,766
Solid Capacitors -Tantalum	2017	415,090	125,653	164,800	398,361	43,973	1,147,877

Stefano Vetralla	2019	305,333	89,100	90,697	420,639	1,928,007	2,833,776
Senior Vice President,	2018	—
Chief Human Resources Officer	2017	—

(1)	Amounts reflected under the “Bonus” column for 2017, 2018, and 2019 represent the discretionary portion of each NEO’s KAIP payable on account of the NEO’s individual performance.

(2)
Amounts reflected under the “Stock Awards” column for 2017, 2018, and 2019 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the time-vesting RSUs. Includes a special Award granted to Mr. Lowe by the Board for 50,000 RSUs on January 1, 2019. Also, Mr. Thompson was granted a special award granted by the Board on December 1, 2018, upon his hire of 100,000 RSUs.

(3)
The amounts shown in this column for 2017, 2018, and 2019 reflect awards under the KAIP on account of the Corporation’s performance and, if applicable, the applicable business group’s performance (as noted above, the individual performance component of the KAIP is included in the “Bonus” column) and the portion of the LTIP payable in cash. The table below summarizes the breakdown between KAIP and LTIP received by each NEO. Non-equity incentive plan compensation for each of our NEOs for fiscal 2019, 2018 and 2017 consists of the following:

	2019		2018		2017
Named Executive Officer	Non-Discretionary KAIP ($)	2018/2019 LTIP ($)(a)	Non-Discretionary KAIP ($)	2016/2017 LTIP ($)(b)	KAIP ($)	2015/2016 LTIP ($)(c)
William M. Lowe	1,015,000	506,049	388,323	130,380	279,498	22,725,027
Per-Olof Loof			863,281	209,100	635,201	209,100
Gregory C. Thompson	289,800	208,575	—	—	—	—
Charles C. Meeks, Jr.	441,000	381,924	299,961	98,400	205,529	8,470
Claudio Lollini	252,000	168,639	190,696	54,428	121,649	52,583
Stefano Vetralla	563,500	—

(a)	The amount shown reflects the total amount of cash paid in June 2019 under the cash portion of the 2018/2019 LTIP due to the Corporation’s performance.

(b)	The amount shown reflects the total amount of cash paid in May 2018 under the cash portion of the 2017/2018 LTIP due to the Corporation’s performance.

(c)	The amount shown reflects the total amount of cash paid in May 2017 under the cash portion of the 2016/2017 LTIP due to the Corporation’s performance.

(4)	All other compensation for each of the Named Executive Officers for fiscal year 2019 consists of the following:

Name	Year	Corporate Contributions to Retirement and 401(k) Plans ($)(a)	Executive Travel Service (b)	Company Car ($)	Tax Reimburse-ments ($)	Other ($)		Total ($)
William M. Lowe, Jr.	2019	16,456	4,800	—	—	—		21,256
Per-Olof Loof	2019	35,267	3,600	—	—	2,438	(c)	41,305
Gregory C. Thompson	2019	51,512	1,200	—	—	—		52,712
Charles C. Meeks, Jr.	2019	55,585	—	—	—	—		55,585
Claudio Lollini	2019	42,281	4,800		—	—		47,081
Stefano Vetralla	2019	30,207	—	11,204	—	1,797,415	(d)	1,838,826

(a)
Includes company match contributions (the aggregate of which is not to exceed 6% of base salary and bonus) for the deferred compensation plan, the Secured Benefit Plan, and defined contribution retirement plan.

(b)
Represents fees paid for an elevated tier of service offered by our business travel management provider to assist in expediting travel arrangements, avoiding travel disruptions and rescheduling as required.

(c)
Represents amounts for spousal travel in connection with attendance at Corporation events and events sponsored by Corporation-supported charitable organizations, as well as amounts paid for home office phone expenses, and supplies.

(d)
Represents amounts for Auto ($11,204), Housing ($30,700) and Tax Equalization ($1,766,415) all related to his expatriate assignment within the US. Mr. Vetralla's expatriate assignment ended 12/31/2018 and he is now a US employee. All items that need to be converted from Euros to USD were converted using the Exchange factor as of 12/31/2018.

.

GRANTS OF PLAN-BASED AWARDS TABLE
The table below summarizes the total of each grant of an award made to a Named Executive Officer in the fiscal year ended March 31, 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock of Units	Grant Date Fair Value of Stock Awards ($)	Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Threshold ($)	Target ($)	Maximum ($)			Threshold ($)	Target ($)	Maximum ($)
William M. Lowe, Jr.
Special RSU Grant by Board	1/1/2019				50,000	877,000
2019/2020 LTIP (1)	5/18/2018	168,683	337,366	506,048	12,845	229,409	150,000	300,000	800,000
2019 KAIP (2)		362,500	725,000	1,450,000	—	—	—	—	—

Per-Olof Loof
2019/2020 LTIP (1)	5/18/2018	276,000	552,000	1,472,000	20,605	368,000	138,000	276,000	736,000
2019 KAIP (2)		460,000	920,000	1,840,000	—	—	—	—	—

Gregory C. Thompson
Special Grant Award (3)	12/1/2018				100,000	2,048,000
2019/2020 LTIP (1)	5/18/2018	—	—	—	—	—	—	—	—
2019 KAIP (2)		201,250	402,500	805,000	—	—	—	—	—

Charles C. Meeks, Jr.
2019/2020 LTIP (1)	5/18/2018	131,127	262,254	393,380	9,790	174,836	65,564	131,127	196,691
2019 KAIP (2)		157,500	315,000	630,000	—	—	—	—	—

Claudio Lollini
2019/2020 LTIP (1)	5/18/2018	73,002	146,003	219,005	5,450	97,335	36,501	73,001	109,502
2019 KAIP (2)		100,508	201,016	402,031	—	—	—	—	—

Stefano Vetralla
2019/2020 LTIP (1)	5/18/2018	68,023	136,046	204,069	5,079	90,697	34,012	68,023	102,035
2019 KAIP (2)		90,000	180,000	360,000	—	—	—	—	—

(1)
Represents the estimated possible payout under the 2019/2020 LTIP.  As described in the Compensation Discussion and Analysis, participants in the 2019/2020 LTIP receive Performance Awards that are partially payable in cash and partially payable in RSUs that are settled in Restricted Shares equal to the dollar amount reported in the table above divided by the stock price at the time of vesting. Participants also receive time-based RSUs, which are shown as Stock Awards.

(2)
The 2019 KAIP allowed the Named Executive Officers to earn a cash bonus based on the fiscal year 2019 performance of the Corporation, the officer’s business group (if applicable), and the officer’s individual performance, as further described in the Compensation Discussion and Analysis under the heading, “Annual Bonus Incentives for Named Executive Officers.” The threshold, target and maximum performance levels reflected in this table represent the range of amounts each of the Named Executive Officers was eligible to earn based on fiscal year 2019 performance. Actual payouts under the 2019 KAIP were above target for each of the NEOs and are reported in the Summary Compensation Table above.

(3)
Mr. Thompson was awarded a special Grant in connection with his hire by the Board of 100,000 RSUs that will vest in annual installments of 25%, 25%, and 50% over a three year period ending December 1, 2021 (each subject to Mr. Thompson's continued employment with the Corporation through the applicable vesting dates).

Employment Agreements and Other Individual Agreements with Named Executive Officers
Lowe Agreement

Mr. Lowe, our CEO, is employed pursuant to the Lowe Agreement. Key terms of the Lowe Agreement are as follows:

•	The Lowe Agreement has an initial term of January 1, 2019 through March 31, 2021.

•	During the term of the Lowe Agreement, Mr. Lowe is paid an annual base salary of $725,000, subject to increases at the discretion of the Board.

•
Mr. Lowe is eligible to participate in the Corporation’s health and insurance coverage plan and the Corporation’s deferred compensation plans (described on page 33), in each case as such plans are generally available to other executive officers of the Corporation.

•
Mr. Lowe is entitled to participate in the annual KAIP program for an annual bonus targeted at an amount equal to 100% of the annual base salary, provided that the actual amount of the annual bonus payable to Mr. Lowe will be adjusted upward or downward based on the achievement of Corporation and/or individual performance metrics as established by the Board.

•
Mr. Lowe is entitled to participate in the LTIP programs for each fiscal year during the term of the Lowe Agreement, with a minimum target value of $1,000,000 commencing with the 2019/2020 LTIP for all such awards, in accordance with the LTIP and applicable award agreement.

•	The Lowe Agreement acknowledges that on January 1, 2019 the Corporation entered into the Special RSU Grant with Mr. Lowe, as described in the Compensation Discussion and Analysis above.

•	Certain time-vesting RSUs granted to Mr. Lowe pursuant to LTIP award agreements dated May 18, 2016, May 18, 2017 and May 18, 2018 were accelerated to vest on March 20, 2019.

•
The Lowe Agreement will terminate (i) immediately upon Mr. Lowe’s resignation, death or disability or (ii) upon notice of termination by the Corporation at any time, with or without “cause” (as defined in the Lowe Agreement).

•
Mr. Lowe will be entitled to certain severance benefits upon qualifying terminations of employment. Please refer to the section titled “Potential Payments upon Termination or Change-in-Control” for a description of these payments.

•
The Lowe Agreement contains a standard confidentiality provision as well as non-competition and non-solicitation agreements for the term of Mr. Lowe’s employment and for a minimum of 24 months after any termination thereof.

•	The Lowe Agreement supersedes the December 1, 2014 Incentive Award, Severance and Non-Competition Agreement between the Corporation and Mr. Lowe.
Loof Agreement
Until his resignation on December 19, 2018, Mr. Loof, our former CEO, was employed pursuant to the Loof Agreement. Key terms of the Loof Agreement are as follows:

•
The Loof Agreement in effect during fiscal year 2019, as amended and restated, had a term of April 18, 2018 through March 31, 2021. In addition, the Loof Agreement provided that upon at least 30 days and not more than 60 days prior to the end of the term, upon the agreement of the Board and Mr. Loof, the agreement could be extended for additional one-year periods.

•	During the term of the Loof Agreement, Mr. Loof was paid an annual base salary of $920,000, subject to increases or decreases at the discretion of the Board.

•
Mr. Loof was eligible to participate in the Corporation’s health and insurance coverage plan and the Corporation’s deferred compensation plans (described below), in each case as such plans are generally available to other executive officers of the Corporation.

•	Mr. Loof was entitled to participate in the annual KAIP programs and the LTIP programs.

•
Upon execution of the April 18, 2018 amendment, certain RSUs previously granted to Mr. Loof on June 29, 2015, totaling 175,000 shares, and on September 6, 2017, totaling 100,000 shares, both of which were scheduled to vest over time, became fully vested.

•
The Loof Agreement terminated immediately upon Mr. Loof’s resignation. Pursuant to the Loof Agreement, upon Mr. Loof’s resignation (except for resignation for “good reason,” as defined in the Loof Agreement), he was entitled to receive his base salary through the date of termination and was not entitled to any other salary, compensation or benefits from the Corporation.

•
The Loof Agreement contained a standard confidentiality provision. Because no severance benefits were paid to Mr. Loof, he was not subject to any non-competition and non-solicitation obligations beyond the date of the termination of his employment.

Other Agreements with Named Executive Officers
The Corporation has entered into Change in Control Severance Compensation Agreements with each of its Named Executive Officers. Please refer to the section titled “Potential Payments upon Termination or Change-in-Control” for information concerning these agreements.
The Corporation has also entered into the Meeks Agreement with Mr. Meeks. Please refer to the Compensation Discussion and Analysis and the section titled “Potential Payments upon Termination or Change-in-Control” for information concerning this agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The table below summarizes the awards under the Corporation’s equity incentive plans for each Named Executive Officer outstanding as of March 31, 2019.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(6)
Name	Exercisable	Unexercisable
William M. Lowe, Jr.	—	—	—	—	(4)	50,000	848,500	—	—
					(1)	—	—	—	—
					(2)	—	—	—	—
					(3)	—	—	16,797	285,045

Per-Olof Loof	—	—	—	—		—	—	—	—
	—	—	—	—		—	—	—	—

Gregory C. Thompson	—	—	—	—	(5)	100,000	1,697,000	—	—

Charles C. Meeks, Jr.						—
	—	—	—	—	(1)	15,261	258,979	—	—
					(2)	8,482	143,940	—	—
					(3)	9,790	166,136	7,342	124,594

Claudio Lollini		—	—	—	(1)	8,858	150,320	—	—
		—	—	—	(2)	4,632	78,605	—	—
		—	—	—	(3)	5,450	92,487	4,087	69,356

Stefano Vetralla					(1)	7,118	120,792
					(2)	3,745	63,553
					(3)	5,079	86,191	3,809	64,639

(1)
In April 2016, the 2017/2018 LTIP was established; 40% of the LTIP award takes the form of a time-vesting component, of which 67% of the award value is paid in RSUs and 33% of the award value is paid in cash, with both the RSU and cash payments vesting in annual installments of 33%, 33% and 34% over a three-year period ending May 18, 2019 (subject to continued employment with the Corporation). Per the Lowe Agreement, Mr. Lowe's time-vesting RSUs were accelerated to vest on March 20, 2019.

(2)
In May 2017, the 2018/2019 LTIP was established; 40% of the LTIP award takes the form of a grant of RSUs that will vest in annual installments of 33%, 33%, 34% over a three-year period ending May 18, 2020 (subject to continued employment with the Corporation). Per the Lowe Agreement, Mr. Lowe's time-based RSUs were accelerated to vest on March 20, 2019.

(3)
In May 2018, the 2019/2020 LTIP was established; 40% of the LTIP award takes the form of a grant of RSUs that will vest in annual installments of 33%, 33%, 34% over a three-year period ending May 18, 2020 (subject to continued employment with the Corporation). Per the Lowe Agreement, Mr. Lowe's time-based RSUs were accelerated to vest on March 20, 2019. 60% of the LTIP award takes the form of Performance-Based RSUs, the vesting of which are subject to the Corporation's achievement of a two-year performance target for the period ending March 31, 2020. These RSUs are included based on achievement of the target.

(4)
On January1, 2019, the Corporation granted 50,000 RSUs to Mr. Lowe in connection with his appointment as Chief Executive Officer.   25,000 of these RSUs will vest 15 months after the Grant Date of January 1, 2019 and the remaining 25,000 RSUs will vest 27 months after the January 1, 2019 Grant Date (subject to Mr. Lowe's continued employment with the Corporation through the applicable vesting date).

(5)
On December 1, 2018, the Corporation granted 100,000 RSUs to Mr. Thompson in connection with his hire that will vest in annual installments of 25%, 25%, and 50% over a three year period ending December 1, 2021 (subject to Mr. Thompson's continued employment with the Corporation through the applicable vesting date).

(6)	Based on the closing price of the Corporation’s Common Stock on March 29, 2019, the last trading day of March 2019 ($16.97).
OPTION EXERCISES AND STOCK VESTED TABLE
The table below summarizes exercises of stock options and vesting of stock awards for the Named Executive Officers for the fiscal year ended March 31, 2019.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William M. Lowe, Jr.	—	—	316,727	6,212,222
Per-Olof Loof	—	—	375,552	7,195,068
Gregory C. Thompson	—	—	—	—
Charles C. Meeks, Jr.	—	—	147,452	2,933,475
Claudio Lollini	—	—	68,064	1,611,909
Stefano Vetralla	—	—	16,355	302,244

(1)	Based on the closing price of the Corporation’s Common Stock on the various vesting dates that pertain to the NEO.
NONQUALIFIED DEFERRED COMPENSATION TABLE
The table below provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. Contributions made to the Secured Benefit Plan on behalf of Named Executive Officers are not included as this plan is an after-tax nonqualified retirement plan that does not provide for a deferral of compensation.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings / (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
William M. Lowe, Jr.	—	—	—	—	—
Per-Olof Loof	92,000(1)	—	41,135	—	1,913,966(2)
Gregory C. Thompson	—	—	—	—	—
Charles C. Meeks, Jr.	—	—	—	—	—
Claudio Lollini	—	—	—	—	—
Stefano Vetralla

(1)	Amount represents the annual base for calendar year 2018.

(2)
The Aggregate Balance at Last Fiscal Year End contains Executive Contributions and Registrant Contributions in Last Fiscal Year previously included in the Summary Compensation Table which totaled $145,400 and earnings on contributed amounts of $1,913,965. which was reported in prior years, since 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Change in Control Severance Agreements
The Corporation has entered into Change in Control Severance Agreements with each of its Named Executive Officers to ensure that in the event of a possible change in control of the Corporation, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control. Only in the event his employment is terminated under certain circumstances following a change in control, the Change in Control Severance Agreements provide each NEO with certain severance benefits. Absent a “change in control” (as defined below), the Change in Control Agreements will expire on July 27, 2020. In the event a change in control occurs prior to July 27, 2020, the Change in Control Agreements will expire on the two year anniversary of the change in control. In addition, the Change in Control Agreements will automatically terminate upon the occurrence of any of the following events:

•	The Named Executive Officer’s death or termination due to disability;

•
The Named Executive Officer’s attainment of his “retirement date” (age 70 ½ or the date the executive has informed the Corporation he intends to retire after age 55 but before age 70 ½) (note: Mr. Thompson's Change in Control Agreement, effective December 1, 2018, does not include this provision), or

•
The determination by the Board that the Named Executive Officer is no longer eligible to receive the benefits provided under the Change in Control Agreement, provided such determination is made prior to a change in control and not the result of negotiations in connection with a change in control.

Under the Change in Control Agreements, only in the event their employment with the Corporation is terminated under certain circumstances following a change in control, the Named Executive Officers are entitled to severance benefits and accelerated vesting of performance awards. The Change in Control Agreements do not provide for a “gross-up” for any excise tax imposed by operation of Code Section 4999 on amounts that constitute “excess parachute payments” under Code Section 280G. However, a Named Executive Officer’s payment under his Change in Control Agreement may be reduced to an amount such that it does not constitute an excess parachute payment under Code Section 280G, if such reduction would result in the NEO receiving a greater after-tax payment. If the NEO would receive a greater after-tax payment absent a reduction and payment of applicable taxes, including excise taxes, no reduction will be made.
Under the Change in Control Agreements, a “change in control” is deemed to have occurred in the event of certain significant changes to the ownership of the Corporation, including when:
(1)    the percentage of ownership by an acquiring entity or group equals or exceeds 25% of the (a) then outstanding shares of Common Stock of the Corporation, or (b) combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of the Corporation’s directors,
(2)    a replacement of the majority of the incumbent members of the Corporation’s Board, or
(3)    a reorganization, merger or consolidation or sale of assets, unless following such event (a) beneficial stockholders prior to the event own more than 50% of the outstanding shares of common stock and voting power of outstanding securities entitled to vote generally in the election of the Corporation’s directors, (b) no person owns 25% or more of the outstanding shares of common stock or the combined voting power of the then outstanding voting securities, and (c) at least a majority of the incumbent members of the Board continue to serve on the Board following the transaction.

Our Named Executive Officers will only receive severance benefits under the Change in Control Agreements if they are terminated without “cause” or if they resign for “good reason” following the change in control. The Change in Control Agreements define “good reason” as the occurrence of any of the following events:

•
The assignment of any duties inconsistent with the Named Executive Officer’s position, duties, responsibilities and status with the Corporation, or any removal of the Named Executive Officer from, or any failure to reelect to, any such position;

•	A reduction by the Corporation in the Named Executive Officer’s base salary;

•
The failure of the Corporation to continue in effect any compensation, welfare or benefit plan in which the Executive is participating at the time of a change in control, without substituting or providing a substantially similar benefit at substantially the same cost;

•	Any purported termination for “cause” or “disability” (as defined in the Change in Control Agreements) without grounds; and/or

•	The relocation of the Named Executive Officer’s primary work location to a location that is more than 20 miles from the current work location immediately prior to the change in control.
“Cause,” as defined in the Change in Control Agreements, means (i) the willful and continued failure by the Named Executive Officer for a significant period of time substantially to perform his duties with the Corporation (other than any such failure resulting from his disability), after a demand for substantial performance is delivered to the Named Executive Officer in writing by the Board or its designee which specifically identifies the manner in which the Board or its designee believes that the Named Executive Officer has not substantially performed his duties, or (ii) the willful engaging by the Named Executive Officer in gross misconduct materially and demonstrably injurious to the Corporation. No act, or failure to act, on the Named Executive Officer’s part shall be considered “willful” unless done, or omitted to be done, by the Named Executive Officer, not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation.
Pursuant to the Change in Control Agreements, upon his qualifying termination each Named Executive Officer is entitled to receive a lump sum payment on his termination date equal to twenty-four times the sum of (a) monthly base salary and (b) the monthly amount of the annual target incentive bonus due each executive following a qualifying termination after a change in control. In addition, under the Change in Control Agreements, the Corporation must:

•
Maintain all life insurance, medical plans and programs in which such Named Executive Officers participate for 18 months following the date of the qualifying termination or until such time as the executive first becomes eligible for the same type of coverage under another employer’s plan, whichever is earlier;

•	Pay all reasonable legal fees and expenses incurred by such Named Executive Officer as a result of his termination; and

•	Pay the costs of reasonable outplacement services, up to a maximum of $15,000, until such Named Executive Officer is employed on a full-time basis.
The Named Executive Officers are not entitled to the benefits described above if their termination is for cause, they resign without good reason, or they die, become disabled or retire.
Additionally, the Change in Control Agreements provide for accelerated vesting of LTIP awards such that LTIP awards are payable in an amount equal to the greater of: (1) the actual performance of the Corporation through the end of the fiscal year during which the change in control occurs compared to the plan target, up to the maximum amount payable under the plan or (2) the target amount payable under the plan for such period. The actual amount paid for such LTIP awards will be pro-rated for each outstanding LTIP award based on the number of fiscal years from the grant date through the fiscal year in with the change in control occurs divided by the total number of fiscal years in the performance period.

Meeks Agreement
The Meeks Agreement provides that Mr. Meeks will become vested in the RSUs granted to him under his agreement upon his death disability, termination without cause, resignation for good reason or termination by the Corporation within 24 months following a change in control. The agreement defines “cause” and “change in control” substantially similar to the Change in Control Agreements and defines “good reason” like the Change in Control Agreements but only with respect to assignment of inconsistent duties or a reduction in base salary.
Lowe Agreements
Under the Lowe Agreement, entered into effective as of January 1, 2019, all of Mr. Lowe’s pending equity incentive awards other than the Special RSU Grant shall vest pro rata upon his termination other than for “cause,” based on the number of days that Mr. Lowe had been employed with the Corporation during the applicable vesting period (for time-vesting RSUs) or measurement period (for performance-vesting RSUs), provided that such pro rata vesting shall only be applied to time-vesting RSUs which were granted at least six months prior to the termination date of Mr. Lowe’s employment with the Corporation, and to performance-vesting RSUs which measurement periods commenced at least six months prior to the termination date of Mr. Lowe’s employment with the Corporation.
The Lowe Agreement provides for certain additional severance benefits upon his termination without “cause” or his resignation for “good reason.” In such event, Mr. Lowe will be entitled to (i) the lesser of (A) his annual base salary plus target bonus as in effect as of his termination payable in 12 monthly installments and (B) his annual base salary plus target bonus as in effect as of his termination, pro-rated for the remaining days of employment in his current term payable over the remainder of the term; and (ii) a lump sum cash payment equal to the medical, dental, and vision COBRA premiums for Mr. Lowe and his covered dependents during the payment term of the severance described in (i). The Lowe Agreement also provides that the terms of Mr. Lowe’s Change in Control Severance Agreement (as described above in the Compensation Discussion and Analysis) shall remain in effect. In the event of Mr. Lowe’s disability or death, Mr. Lowe or his heirs, as applicable, will be entitled to receive only his annual bonus as in effect at the time pro-rated based on the number of days he was employed during the fiscal year and based on actual performance. Mr. Lowe’s severance payments are subject to his execution of a release of claims against the Corporation and his not breaching the restrictive covenants in his agreement.
The Lowe Agreement defines “cause” as (i) a majority of the board members determining Mr. Lowe has committed an act of fraud, committed an act of misconduct or gross negligence that is materially injurious to the Corporation or its customers, materially breached a Corporation policy, or failed to adequately perform material duties or obligations; (ii) Mr. Lowe’s indictment for or conviction of or pleading no contest to a felony; or (iii) a breach of Mr. Lowe’s representations in the Lowe Agreement. The Lowe Agreement defines “good reason” as (i) a material reduction of Mr. Lowe’s base salary, other than a reduction that reflects a material reduction in the base salaries of all executive officers; (ii) a reduction in Mr. Lowe’s target bonus, LTIP target value or the grant date value of his annual equity awards; (iii) a material adverse change in Mr. Lowe’s position that reduces his title, responsibilities, level of authority or scope of duties; (iv) the Corporation’s breach of a material obligation to Mr. Lowe pursuant to a written agreement; or (v) a relocation of Mr. Lowe’s principal worksite of more than 50 miles (unless so relocation reduces his commute).
Prior to his appointment as CEO, Mr. Lowe’s agreement with the Corporation contained terms substantially similar to the Meeks Agreement and also provided that he would receive severance compensation in the event his employment was terminated without cause or he resigned for good reason in the form of 24 monthly payments, each equal to one-twelfth of the sum of (i) Mr. Lowe’s annual base salary, plus (ii) his target annual bonus. Mr. Lowe’s Agreement also provided that if he becomes entitled to payments under both his prior agreement and his Change in Control Agreement, he was entitled to the greater of the two payments, but may not receive payment under both agreements. As discussed in the Compensation Discussion and Analysis, this agreement was superseded and replaced by the Lowe Agreement described above.

General Information
The table below describes the compensation and benefits payable to each of our Named Executive Officers in the following circumstances:

•	termination without cause or for resignation good reason in the absence of a change of control;

•	termination without cause or resignation for good reason in connection with a change of control;

•	voluntary resignation;

•	death; or

•	disability.
The amounts shown below assume that termination of employment or a change in control occurred as of March 31, 2019, and estimate certain amounts which would be paid to our Named Executive Officers upon the specified event. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the actual amounts estimated to be paid or distributed may be different. A factor that could affect these amounts is the financial performance of the Corporation through the date of any such event.
The table quantifies and the accompanying footnotes describe the compensation and benefits that are paid in addition to compensation and benefits generally available to salaried employees. Examples of compensation and benefits generally available to salaried employees, and thus not included below, are distributions under the Corporation’s 401(k) retirement savings plan, accrued vacation pay, vested nonqualified deferred compensation and vested equity. The table assumes that all outstanding equity awards would be assumed by an acquirer in the event of a change in control, as is the common practice. In the event such awards were not assumed, they would become fully vested as a result of the change in control.

	Before Change in Control	After Change in Control
Name	Termination w/o Cause or Resignation for Good Reason (1)(5)($)	Termination w/o Cause or Resignation for Good Reason (2)(3)($)	Voluntary Termination ($)(6)	Death (4)(5)($)	Disability (5)($)
William M. Lowe, Jr.	1,232,500	3,558,966	254,054	120,834	156,000
Per-Olof Loof	—	—	—	—	—
Gregory C. Thompson	977,500	2,011,605	—	95,834	156,000
Charles C. Meeks, Jr.	450,000	2,427,550	—	75,000	156,000
Claudio Lollini	345,000	1,603,249	—	57,500	156,000
Stefano Vetralla	300,000	1,398,260		50,000	156,000

(1)
This benefit is payable pursuant to the KEMET Corporation Severance Pay Plan; our NEOs receive twelve months’ base salary as severance. Mr. Loof tendered his resignation on December 19, 2018 and is not entitled to any future benefits and was not entitled to any increase in benefits or payments in connection with his resignation.

(2)
Pursuant to the accelerated vesting provision of the Change in Control Severance Agreements, these amounts shown include (a) the target payout under the Performance component of the 2018/2019 LTIP grant date of May 18, 2016, (b) 50% of the target payout under the Performance component of the 2019/2020 LTIP grant date of May 18, 2017, and (c) unvested RSUs, calculated based on the closing price of the Corporation’s Common Stock on March 29, 2019, the last trading day during the 2019 fiscal year. Pursuant to the terms of the Change in Control Severance Agreements, if any of these amounts are considered excess parachute payments under Code Section 280G, they may be reduced if such reduction would result in the NEO receiving a greater after-tax payment.

(3)
These amounts include the benefit payable pursuant to the Change in Control Severance Agreements, which is (a) twenty four multiplied by the sum of (i) the NEO’s monthly base salary plus (ii) the monthly value of the NEO’s target annual bonus (Mr. Lowe—100% of base salary, Mr. Thompson, Mr. Meeks, —70% of base salary, Mr. Lollini, Mr. Vetralla — 60% of base salary), (b) accelerated LTIP (as described above) (c) eighteen months of COBRA premiums, and (d) reasonable outplacement services. As described above, the Corporation does not pay any Code Section 280G “gross-up” payments. Pursuant to the terms of the Change in Control Severance Agreements, if any of these amounts are considered excess parachute payments under Code Section 280G, they may be reduced if such reduction would result in the NEO receiving a greater after-tax payment.

(4)
This benefit is payable pursuant to historical practice of the Corporation and is equal to two months of salary. The intention is to provide the family of a deceased NEO with income while the life insurance application process is taking place.

(5)	Pursuant to the company's Long Term Disability Benefit, the maximum payable per year.

(6)
This benefit is available to any LTIP participant who retires at the age of 60 or later and whose years of service with the Corporation, when added to such participant's age at the time of his or her retirement from service with the Corporation, equals at least 70. Any such benefits shall be subject to pro-rated vesting. The amount of Mr. Lowe's benefit was calculated at target using the Corporation's May 29, 2019 stock price.

CEO PAY RATIO

CEO Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees through the end of our fiscal year 2019 (our “CEO pay ratio”). Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
Total 2019 compensation to our CEO, Mr. Lowe, was $3,617.812, comprised of:

•	CEO's annual compensation of $2,740,812; and

•	the value of a one-time special RSU grant that was awarded in January of 2019 to the CEO consisted of 50,000 RSUs valued at $877,000, based on the FMV at the time of grant.
Including the special one-time RSU grant to our CEO, the ratio of annual total compensation of our CEO calculated to the median of the annual total compensation of all employees for the past fiscal year is 488 to 1. This ratio is based on the following:

•	the annual total compensation of our CEO, determined as described above, was $3,617,812: and

•	the median of the annual total compensation of all employees (other than our CEO), determined in accordance with SEC rules, was $7,407.
Excluding the one-time special RSU grant to our CEO, the ratio of the annual total compensation of our CEO calculated to the median of the annual total compensation of all employees for this past fiscal year is 370 to 1. This ratio is based on fiscal year 2019 total compensation of our CEO of $2,740,812.
Methodology for Determining Our Median Employee. For purposes of the above CEO pay ratio disclosure, we are required to identify a median employee based on our worldwide workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time). The median employee is determined by identifying the employee whose compensation is at the median of the compensation of our employee population (other than our CEO). Accordingly, to identify the median of the compensation of our employee population, the methodology and the material assumptions and estimates that we used were as follows:
Employee Population

•
Total Global Population. We determined that, as of January 31, 2019, the date we selected to identify the median employee, our employee population consisted of approximately 13,300 individuals working for KEMET Corporation.

Compensation Measure Used to Identify the Median Employee

•
Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees to identify the median employee, rather than using annual total compensation, we selected base salary / wages and overtime pay paid through January 31, 2019 as the compensation measure.

▪
We annualized the compensation of employees to cover the full calendar year, and also annualized any employees newly hired after April 1, 2018 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee.

▪	We did not make any cost-of-living adjustments in identifying the median employee.

▪	Using this methodology, we estimated that the median employee was an employee with base salary / wages and overtime paid for the year ended March 31, 2019 of $5,392.
Annual Total Compensation of Median Employee. In order to determine the annual total compensation of the median employee, we identified and calculated the elements of that employee’s compensation through March 31, 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $7,407.
Annual Total Compensation of Chief Executive Officer. With respect to the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Mr. Lowe in the “Total” column for the most recent fiscal year in the Summary Compensation Table included in this proxy statement.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States). The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the PCAOB’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm its independence from the Corporation. The Audit Committee also has considered whether the provision of non-audit services to the Corporation is compatible with the independent registered public accounting firm’s independence.
For the fiscal year ended March 31, 2019 audit, the Audit Committee discussed with the Corporation’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audit, its evaluation of the Corporation’s internal control over financial reporting and the overall quality of the Corporation’s financial reporting.
Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements for the fiscal year ended March 31, 2019 be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2019 for filing with the SEC.
AUDIT COMMITTEE
E. Erwin Maddrey, II, Chairman
Wilfried Backes
Karen M. Rogge

Audit Fees
The following table sets forth fees billed for professional audit services and other services rendered to the Corporation and its subsidiaries by Ernst & Young LLP for the fiscal years ended March 31, 2019 and March 31, 2018 (amounts in thousands):

	Fiscal Year 2019	Fiscal Year 2018
Audit Fees (1)	5,498	3,617
Audit-related Fees (2)	485	874
Tax Fees	—	—
All other fees (3)	2	2
Total (4)	5,985	4,493

(1)
The aggregate fees billed for professional services rendered for the audit of the Corporation’s annual financial statements, the audit of internal controls over financial reporting, including the initial internal control audit procedures for the TOKIN operations acquired in fiscal year 2018, and reviews of the financial statements included in the Corporation's Forms 10-Q for the quarters within fiscal years ended March 31, 2019 and March 31, 2018. Also included in audit fees are fees for services related to statutory audits for legal subsidiaries in international jurisdictions. Included in fiscal year 2018 audit fees are $392,000 of additional fees paid subsequent to the filing of the fiscal year 2018 proxy statement. We have reclassified fiscal year 2018 fees of $2,000 related to the subscription for an online accounting research tool to “All other fees” to be consistent with the fiscal year 2019 presentation.

(2)
For fiscal year 2019, audit-related fees consisted of services related to the pending adoption of ASC 842, Leases, internal controls, and other services traditionally performed by our independent registered public accounting firm. For fiscal year 2018, audit‑related fees consisted of services related to the TOKIN acquisition, the pending adoption of ASC 606, Revenue Recognition, and a potential offering

(3)	Includes fees related to the annual subscription for an accounting research tool.

(4)
Fiscal year 2019 fees increased from fiscal year 2018 due to growth and acquisitions, including an increase in the number of statutory audits for acquired subsidiaries in international locations. During fiscal years 2019 and 2018, the Audit Committee did not approve any services pursuant to the de minimis exception set forth in Section 10A(i)(1)(B) of the Exchange Act.

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit Policies provide for pre-approval of all audit, audit-related and tax services. These policies authorize the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

OTHER BUSINESS
At the date of this proxy statement, the Corporation has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, the proxies will be voted in accordance with the recommendation of the Corporation’s management.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING
From time to time, stockholders present proposals which may be proper subjects for consideration at the Annual Meeting. To be considered for inclusion in the proxy statement and form of proxy, proposals must be submitted on a timely basis. Proposals for the 2020 Annual Meeting, which is expected to be held on July 30, 2020, must be received by the Corporation no later than February 19, 2020 and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to the 2020 Annual Meeting.
In addition, the Corporation’s Amended and Restated By-Laws establish advance notice procedures as to (1) business to be brought before an annual meeting of stockholders other than by or at the direction of the Board of Directors and (2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors, in each case, not included in the proxy statement. Any stockholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures.
Any such proposals, as well as any questions related thereto, should be timely submitted in writing to the Secretary of the Corporation at the address below. The Secretary must receive this notice no later than May 2, 2020.
Notice of a proposal must include:

(i)
as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(ii)
(A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (C) whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees.

Notice of a nomination must include:

(i)
as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serving as a director if elected; and

(ii)
(A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (C) whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees.

You may contact our Secretary at our principal executive offices for a copy of the relevant provisions of the Corporation’s Amended and Restated By-Laws regarding the requirements for making stockholder proposals and nominating director candidates.

ADDITIONAL INFORMATION
This solicitation is being made by the Corporation. All expenses of the Corporation in connection with this solicitation will be borne by the Corporation. In addition to the solicitation by mail or electronic delivery, proxies may be solicited by directors, officers and other employees of the Corporation by telephone, in person or otherwise, without additional compensation. The Corporation may request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Corporation’s transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.
The Corporation will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Secretary of the Corporation at the address below. In addition, copies of the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as the Corporation’s Corporate Governance Guidelines and Global Code of Conduct, are available for viewing at the Corporation’s website at http://www.kemet.com under “About Us/Investor Relations” where you can click on the link to “Corporate Governance” for a link to these documents or upon written request directed to the Secretary of the Corporation. Please review the proxy materials and vote your shares by Internet or phone, or, if you have requested that proxy materials be sent to you by mail, by completing, signing and returning by mail the proxy card enclosed therewith as soon as possible.
By order of the Board of Directors,
R. James Assaf Secretary
KEMET CORPORATION
KEMET Tower, One East Broward Blvd., 2nd floor
Fort Lauderdale, FL 33301
June 18, 2019

Electronic Components

KEMET

CHARGED.®

KEMET Corporation is a leading global supplier of electronic components. We offer our customers the broadest selection of capacitor technologies in the industry, along with an expanding range of electromagnetic compatibility solutions and supercapacitors. Our vision is to be the preferred supplier of electronic component solutions for customers demanding the highest standards of quality, delivery and service.

KEMET Worldwide Operations:

Bulgaria	Italy	Sweden
China	Japan	Taiwan
Finland	Macedonia	Thailand
France	Malaysia	United Kingdom
Germany	Mexico	USA
Hong Kong	Portugal	Vietnam
India	Singapore	
Indonesia	South Korea	

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on July 30, 2019.

Vote by Internet
● Go to www.investorvote.com/KEM
● Or scan the QR code with your smartphone
● Follow the steps outlined on the secure website

Vote by telephone
● Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	● Follow the instructions provided by the recorded message

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

■	Election of Directors – The Board of Directors recommends a vote FOR all the nominees listed (term expires in 2022).
1. Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Jacob T. Kotzubei	☐	☐	☐	02 - Robert G. Paul	☐	☐	☐	03 - Yasuko Matsumoto	☐	☐	☐

■				Proposals – The Board of Directors recommends a vote FOR Proposals 2 and 3.
	For	Against	Abstain
2. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2020.	☐	☐	☐

	For	Against	Abstain
3. Advisory approval of the compensation paid to the Company's Named Executive Officers.	☐	☐	☐

■				Non-Voting Items
Change of Address - Please print new address below				Comments - Please print your comments below.

■	Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
Please sign exactly as your name(s) appear(s) hereon. If the securities are jointly owned, both owners should sign. Full title of one signing in representative capacity should be clearly designated after signature.

Date (mm/dd/yyyy) - Please print date below	Signature 1 - Please keep signature within the box.	Signature 1 - Please keep signature within the box.
/ /

02MBHD

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on July 31, 2019:
The Notice and Proxy Statement and Annual Report are available at http://www.kemet.com/proxymaterials

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - KEMET Corporation

KEMET Tower
One East Broward Blvd., 2nd Floor
Fort Lauderdale, Florida 33301
Attn: General Counsel & Secretary

2019 Annual Meeting of Stockholders
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints WILLIAM M. LOWE, JR. and R. JAMES ASSAF, and each of them, proxies, with full power of substitution in each, to represent and vote the common stock of KEMET Corporation which the undersigned is entitled to vote, at the 2019 Annual Meeting of Stockholders scheduled to be held July 31, 2019, at 10:30 a.m., EDT, at KEMET Corporation, KEMET Tower, One East Broward Boulevard, 1st Floor, Fort Lauderdale, Florida, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if present, with respect to the matters on the reverse side, each of which are proposed by the Board of Directors.

Your shares will be voted as directed herein and in the discretion of the proxies on all other matters that properly come before the 2019 Annual Meeting of Stockholders and any adjournment or postponement thereof. If the proxy is signed and no direction is given for any item, your shares will be voted FOR each of the nominees listed under "Election of Directors" and FOR Proposals 2 and 3.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.